Exhibit 99(a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                       OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           GENERAL BEARING CORPORATION
                       NOT OWNED BY GBC ACQUISITION CORP.
                                       AT
                               $4.00 NET PER SHARE
                                       BY
                              GBC ACQUISITION CORP.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON AUGUST 13, 2004, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

            GBC Acquisition Corporation, a Delaware corporation (the "Purchaser"), currently controlled by Seymour I. Gussack, Chairman of the Board of General Bearing Corporation. ("General Bearing" or the "Company") and David
L. Gussack, Chief Executive Officer and a director of General Bearing, is offering to purchase (the "Offer") at a price of $4.00 per share (the "Offer Price") all outstanding shares of common stock of General Bearing (the "Shares") not currently owned by the Continuing Stockholders (as defined below), on the terms and subject to the conditions specified in this Offer to Purchase and related letter of transmittal. As of July 14, 2004, 1,306,064 Shares are being sought in the Offer. Upon the closing of the Offer, the Purchaser will be owned by Seymour Gussack, David Gussack, Robert E. Baruc and Nina M. Gussack, each directors of General Bearing, certain officers of General Bearing, and certain of their respective family members (collectively referred to herein as the "Continuing Stockholders") (See Section 8 "Certain Information Concerning the Continuing Stockholders and the Purchaser" beginning on page 54 and Schedule B). Together, the Continuing Stockholders currently own approximately 66% of the outstanding common stock of General Bearing.

            The Offer is conditioned on, among other things, (i) the tender in this Offer of at least a majority of the outstanding Shares that are not shares beneficially owned by the Continuing Stockholders and the executive officers of General Bearing (the "Majority of the Minority Condition"), and (ii) the tender in this Offer of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, the Purchaser would own at least 90% of the outstanding Shares of General Bearing common stock (the "Minimum Tender Condition"). In no event may the Majority of the Minority Condition be waived. However, the Purchaser reserves the right to waive the Minimum Tender Condition. This Offer is also subject to certain other conditions described in Section 11, "The Offer--Certain Conditions of the Offer."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY

OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

            Any General Bearing stockholder desiring to tender all or any portion of such stockholder's Shares should, as applicable, (1) complete and sign the letter of transmittal which is filed as an exhibit to the Schedule TO (the "Letter of Transmittal") or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to the Depositary (as defined herein) the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents, (2) follow the procedure for book-entry transfer of Shares set forth in Section 3, "The Offer--Procedures for Tendering Shares," or (3) request their broker, dealer, commercial bank, trust company or other nominee to tender their General Bearing Shares for them. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Shares as the registered stockholder if they desire to tender those Shares.

            A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3, "The Offer--Procedures for Tendering Shares."

            Questions and requests for assistance may be directed to The Altman Group, Inc., as Information Agent for this Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the brokers, dealers, commercial banks or trust companies holding your shares.

              THE DATE OF THIS OFFER TO PURCHASE IS JULY 16, 2004.

                               SUMMARY TERM SHEET

            This summary highlights important and material information from this Offer to Purchase, but is intended to be an overview only. The Purchaser urges you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. The Purchaser has included section references to direct you to a more complete description of the topics contained in this summary.

      o The Purchaser is offering to buy all of the outstanding shares of common stock of General Bearing that are not owned by the Continuing Stockholders (the "Shares"). As of July 14, 2004, 1,306,064 Shares are being sought in the Offer. See Section 8 "Certain Information Concerning the Continuing Stockholders and the Purchaser" beginning on page 54. The offer price is $4.00 per share (the "Offer Price") in cash, without interest, less any required withholding taxes. See
            Section 1, "The Offer--Terms of the Offer," beginning on page 40 for a description of the terms of the Offer.

      o Currently, the Continuing Stockholders own approximately 66% of the outstanding Shares of General Bearing. All of these Shares will be contributed to the Purchaser simultaneously with the consummation of the Offer. See Section 8, "The Offer--Certain Information Concerning the Continuing Stockholders and the Purchaser", beginning on page 54, and Schedule B for more information on the security holdings of the Continuing Stockholders.

      o     The Offer is conditioned on, among other things:

            o The tender in this Offer of at least a majority of the Shares outstanding as of July 16, 2004 that are not beneficially owned by the Continuing Stockholders and the executive officers of General Bearing who are not Continuing Stockholders (the "Majority of the Minority Condition"). Based on information provided by General Bearing to the Purchaser, the tender of approximately 652,933 Shares held by stockholders other than the Continuing Stockholders and General Bearing's executive officers who are not Continuing Stockholders will satisfy the Majority of the Minority Condition; and

            o The tender in this Offer of a sufficient number of Shares such that after the Shares are purchased pursuant to the Offer, the Purchaser would own at least 90% of the outstanding Shares (the "Minimum Tender Condition"). This condition, however, may be waived by the Purchaser if it is not satisfied. According to information provided by General Bearing to the Purchaser, as of July 14, 2004, there were approximately 3,767,972 Shares outstanding. Based on the foregoing, if the Purchaser was to purchase approximately 929,267 Shares pursuant to the Offer, the Minimum Tender Condition would be met. Further, if the Minimum Tender Condition is satisfied, the Majority of the Minority Condition also will be satisfied.

      o See Section 11, "The Offer--Certain Conditions of the Offer," beginning on page 61 for a complete description of all of the conditions to which the Offer is subject.

      o This is a "going private" transaction. If the Majority of the Minority Condition and the Minimum Tender Condition are satisfied, the Purchaser will immediately cause General Bearing to merge with the Purchaser (the "Merger"). Should the Merger occur:

            o The Continuing Stockholders will own all of the equity interests in General Bearing;

            o You will no longer have any interest in General Bearing's future earnings or growth;

            o General Bearing will no longer be a public company and its financial statements will no longer be publicly available;

            o General Bearing common stock will no longer trade on The Nasdaq SmallCap Market. See Section 14, "The Offer--Certain Effects of the Offer," beginning on page 65; and

            o General Bearing will be highly leveraged with debt incurred to finance the transaction.

      o Should the Merger occur, the Purchaser will pay to those stockholders who do not tender their Shares, and do not exercise their appraisal rights, the same consideration as the Purchaser pays in the Offer. See Section 9, "The Offer--Merger, Appraisal Rights; Rule 13e-3," beginning on page 56.

      o If the Majority of the Minority condition is satisfied but the Minimum Tender Condition is not satisfied, the Purchaser may elect to purchase the tendered Shares, subject to (i) its ability to obtain adequate financing on favorable terms for the purchase of such tendered Shares, and (ii) its determination that such purchase is financially prudent. In such event, among other things, the Purchaser may consider the following:

            o Engaging in open market or privately negotiated purchases of Shares to increase the Purchaser's aggregate ownership of the Shares to at least 90% of the then outstanding Shares of common stock of General Bearing and then effecting a short-form merger; or

            o Proposing that the Purchaser and General Bearing enter into a merger agreement, which would require the approval of the General Bearing Board of Directors and the vote of the stockholders of General Bearing in favor of the merger.

            In addition, if there are less than 300 round lot holders (stockholders who hold at least 100 shares) of General Bearing's common stock, or if General Bearing is unable to comply with another requirement for continued listing on The Nasdaq SmallCap Market as a result of the purchase of such tendered Shares, General Bearing's common stock may be delisted from The Nasdaq SmallCap Market. General Bearing's common stock also may be deregistered from the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") if there are less than 300 remaining stockholders. In any event, any Shares not tendered would remain outstanding.

            The Purchaser has no commitment or arrangement with any lender to finance the purchase of tendered Shares in the event the Minimum Tender Condition is not met and the Purchaser waives the condition. Further, the Purchaser currently does not know whether a second-step transaction, such as a long-form merger, or open market or privately negotiated purchases of Shares, would be viable in the event the Purchaser were to waive the Minimum Tender Condition. In the event that the Purchaser does not own at least 90% of the outstanding Shares after consummating the Offer and if such a second-step transaction does not occur, the market for Shares that were not tendered in the Offer would be adversely affected. See "Special Factors--Purchaser's Plan for General Bearing" beginning on page 32, "Special Factors--Conduct of General Bearing's Business If the Offer is Not Completed or If the Minimum Tender Condition is Waived" beginning on page 40, Section 10, "The Offer--Source and Amount of Funds" beginning on page 59, and Section 14, "The Offer--Certain Effects of the Offer" beginning on page 65 for a complete description of the Purchaser's plans if the Minimum Tender Condition is waived and the Purchaser's ability to finance the purchase of tendered Shares in such event.

      o Stockholders who sell their Shares in the Offer will receive cash for their Shares sooner than stockholders who wait for the Merger to occur, if at all. However, stockholders who sell their Shares in the Offer will not be entitled to assert appraisal rights and seek to obtain payment of the fair value of their Shares under Delaware law should the Merger occur. Any stockholders who do not tender their Shares and dissent from the Merger may exercise appraisal rights in accordance with Section 262 of the Delaware General Corporation Law ("DGCL"). See Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3," beginning on page 56 and Schedule A for more information on appraisal rights.

      o The Purchaser has been advised that, as of July 14, 2004, the directors who are not Continuing Stockholders have not decided whether they will tender their Shares in the Offer. The Purchaser has been advised that William F. Kurtz, Vice President and Director of Operations intends to tender his Shares in the Offer. As of July 14, 2004, none of General Bearing's other executive officers who are not also Continuing Stockholders own any Shares. See Section 7, "The Offer--Certain Information Concerning General Bearing," beginning on page 51.

      o The Purchaser, Seymour Gussack and David Gussack believe that the Offer and the Merger are both substantively and procedurally fair to General Bearing's stockholders who are not affiliated with the

            Continuing Stockholders. The Purchaser, Seymour Gussack and David Gussack base their belief on the following factors:

            o The Offer represents a 5% premium over the closing price on July 14, 2004, the second to last full trading day before public announcement of this Offer and a 32% premium over the closing price of General Bearing's common stock on April 28, 2004, the last full trading day before the public announcement in which the Purchaser expressed its interest in taking General Bearing private through a tender offer at $3.50 per Share. Since the April 28 announcement, the average closing price of General Bearing's common stock has risen to $3.56 per Share.

                  Through April 28, 2004, the Offer represents the following premiums over the average closing price of General Bearing common stock since the dates indicated:

                  o 30% over the average closing price since January 2, 2004;

                  o 29% over the average closing price since November 1, 2003; and

                  o     22% over the average closing price since April 29, 2003.

                  Through July 14, 2004, the second to last full trading day before public announcement of the Offer at $4.00 per Share, but after the public announcement that the Purchaser expressed its interest in taking General Bearing private through a tender offer at $3.50 per Share, the Offer represents the following premiums over the average closing price of General Bearing common stock since the dates indicated:

                  o 22% over the average closing price since January 2, 2004;

                  o 23% over the average closing price since November 1, 2003; and

                  o     20% over the average closing price since April 29, 2003.

            o The ability of each stockholder to evaluate the Offer and individually determine whether to tender Shares in the Offer;

            o The current limited trading volume in the Shares and the ability of each stockholder to obtain liquidity for their Shares without incurring the transaction costs typically associated with market sales and without incurring any price discounts due to the relative illiquidity of the Shares;

            o The significant increased costs and burdens of operating as a public company after the passage of the Sarbanes Oxley Act of 2002 (the "Sarbanes-Oxley Act") (and various rules promulgated by the Securities and Exchange Commission thereunder) and implementation of certain Nasdaq listing rules that potentially make it more difficult to achieve significant growth or sustained or increased profitability;

            o The shifting of the risk of the future financial performance of General Bearing and future economic conditions entirely to the Continuing Stockholders;

            o     The Majority of the Minority Condition;

            o     The Minimum Tender Condition;

            o The ability of stockholders to exercise appraisal rights in the Merger if they so choose; and

            o The trends and uncertainties described in the Company's Annual Report on Form 10-K for fiscal year 2003 and Quarterly Report on Form 10-Q for the first quarter of 2004, represent factors which could have a material impact on General Bearing's operations and stock price, but which are not necessarily reflected in the current trading price of the stock.

            The Purchaser has not performed an analysis of the net book value, going concern value or liquidation value of General Bearing in assessing the fairness of the Offer because the Purchaser believes that those values do not reflect the risks, trends and uncertainties facing the Company as set forth above, which have a material impact on the "value" of the Company's stock. See "Special Factors-The Purchaser's, Seymour Gussack's and David Gussack's Position Concerning the Fairness of the Offer and Merger."

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

      o     WHO IS OFFERING TO BUY MY SECURITIES?

            GBC Acquisition Corp., a Delaware corporation, which, upon the consummation of the Offer, will be wholly owned by the Continuing Stockholders, is offering to buy your Shares as described in this document. The Continuing Stockholders own 2,461,908 Shares, which represents approximately 66% of outstanding Shares of General Bearing Common Stock. All of these Shares will be contributed to GBC Acquisition Corp. See Section 8, "The Offer--Certain Information Concerning the Continuing Stockholders and the Purchaser," and Schedule B for further information about the Purchaser and the Continuing Stockholders.

      o     WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

            The Purchaser is offering to buy all of the Shares of common stock of General Bearing that are not currently owned by the Continuing Stockholders. For information about the conditions to the Offer, see
            Section 11, "The Offer--Certain Conditions of the Offer."

      o     HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF
            PAYMENT?

            The Purchaser is offering to pay $4.00 in cash for each General Bearing Share not owned by the Continuing Stockholders. See Section 1, "The Offer--Terms of the Offer," for information about the terms of the Offer.

      o     DOES PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

            The Purchaser has obtained a financing commitment from Keybank, N.A., ("Keybank") to provide funds for the Offer. Should the Majority of the Minority Condition and the Minimum Tender Condition be satisfied, and the Merger occurs, the financing will be secured by the assets of General Bearing upon completion of the Offer and the Merger. There is a possibility that the Purchaser will not obtain such funds due to various conditions in the commitment letter not being met.

            As a condition to its financing the Offer and the Merger at $4.00 per Share, Keybank will require personal guarantees from Seymour Gussack and David Gussack. Both Seymour Gussack and David Gussack have stated that they will not guarantee any additional financing. Therefore, stockholders should not expect that the Purchaser will further increase the Offer Price.

            If the Majority of the Minority Condition is satisfied, but less than 90% of the stockholders who are not Continuing Stockholders tender their Shares, the Purchaser may waive the Minimum Tender Condition. However, whether the Purchaser waives the Minimum Tender Condition may, in part, be determined by the Purchaser's (i) ability to obtain adequate financing on favorable terms to purchase the tendered Shares, and (ii) its determination that such purchase is financially prudent. The Purchaser has no commitment or arrangement with Keybank or any other lender to finance the purchase of tendered Shares in the event the Minimum Tender Condition is not met and the Purchaser waives the condition. Further, the Purchaser has not made a determination at this time as to whether such a purchase is financially prudent. See Section 10, "The Offer--Source and Amount of Funds."

      o     WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

            The Offer is conditioned on, among other things, (i) satisfaction of the Majority of the Minority Condition which requires the tender of at least a majority of the outstanding Shares that are not beneficially owned by the Continuing Stockholders and the executive officers of General Bearing who are not Continuing Stockholders, and
            (ii) the satisfaction of the Minimum Tender Condition, which requires the tender of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, the Purchaser would own at least 90% of the outstanding Shares of General Bearing common stock. In no event may the Majority of the Minority Condition be waived. However, the Purchaser has reserved the right to waive the Minimum Tender Condition. See "Introduction" and Section 11, "The Offer--Certain Conditions of the Offer," for a complete description of all of the conditions to which the Offer is subject.

      o     WHY IS PURCHASER MAKING THIS OFFER?

            The purpose of the Offer and the Merger is to enable the Continuing Stockholders to acquire the entire equity interest in General Bearing. The Continuing Stockholders believe that it is in the best long-term interest of General Bearing to consummate the Offer because, among other reasons, being a private company will allow General Bearing's management to focus on long-term business goals and eliminate disclosure burdens and costs associated with being a public company subject to applicable federal securities laws and regulations. See "Special Factors--Reasons for and Purpose of the Offer and the Merger; the Purchaser's Plans for General Bearing."

      o     IS THIS OFFER SUPPORTED BY THE GENERAL BEARING BOARD OF DIRECTORS?

            General Bearing's Board of Directors has determined to remain neutral with respect to the Offer and is not making a recommendation to stockholders whether to tender their Shares, as stated in General Bearing's Solicitation/Recommendation Statement on Schedule 14D-9 that accompanies this document.

            As stated in the Schedule 14D-9, the Board of Directors urges each stockholder to make their own decision as to the acceptability of the Offer, including the adequacy of the Offer Price, in light of their own investment objectives, their views as to General Bearing's prospects and outlook and any other factors that such stockholder deems relevant to their investment decision. See the Schedule 14D-9 and, in this Offer to Purchase, "Special Factors--Background of the Offer" and "Special Factors--Recommendation of the Board of Directors; Fairness of the Offer and the Merger" for more detailed information.

      o     IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

            If you do not tender your Shares, the Offer might not be consummated because the Purchaser may not be able to satisfy the Majority of the Minority Condition and the Minimum Tender Condition. The Purchaser will not acquire any Shares through this offer if (i) the Majority of the Minority condition is not satisfied, or (ii) the Minimum Tender Condition is not satisfied and the Purchaser does not waive such condition. If the Offer is not consummated, you will remain a stockholder of General Bearing. If you do not tender your Shares and the Purchaser consummates the Offer and, as a result owns at least 90% of the outstanding Shares of General Bearing, the Purchaser will effect the Merger without the vote or approval of General Bearing's Board of Directors or stockholders. In the Merger, you will be entitled to receive $4.00 per Share in cash or to seek appraisal rights in accordance with Delaware law.

            In the event that the Purchaser does not own at least 90% of the outstanding Shares after consummating the Offer, stockholders who did not tender their Shares will remain stockholders of General Bearing. There can be no assurance that the Purchaser will be able to consummate an alternative transaction to the Merger to acquire the remaining Shares and it might take considerably longer for the stockholders of General Bearing to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the stockholders of General Bearing that are more or less than, or the same as, the Offer Price. See "Questions and Answers About the Tender Offer-If the Purchaser Consummates the Tender Offer, What Are Its Plans with Respect to All of the Shares that Are Not Tendered in the Offer?" on page 10 and "Special Factors -- Conduct of General Bearing's Business if the Offer is Not Completed or if the Minimum Tender Condition is Waived on page 40.

      o HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

            You may tender your Shares until 12:00 midnight, Eastern Standard Time, on August 13, 2004, which is the scheduled expiration date of the offering period, unless the Purchaser decides to extend the offering period. See Section 3, "The Offer--Procedures for Tendering Shares," for information about tendering your shares.

      o CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

            Yes, the Purchaser may elect to extend the Offer. The Purchaser may do so by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day following the scheduled expiration date of the Offer. The press release would state the approximate number of Shares tendered as of that time and would announce the extended expiration date. See Section 1, "The Offer--Terms of the Offer," for information about extension of the Offer.

      o     WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

            If you are the record owner of your Shares and you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, "The Offer--Procedures for Tendering Shares."

      o     HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX
            PURPOSES?

            If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer or the Merger and (ii) your adjusted tax basis in the Shares you sell in the Offer or the Merger. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time the Offer and the Merger is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer or the Merger to you. See Section 5, "The Offer--Certain Federal Income Tax Consequences of the Offer."

      o     HOW DO I TENDER MY SHARES?

            If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your stock certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in "street name" you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the Offer, which is August 13, 2004, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See Section 3, "The Offer--Procedures for Tendering Shares," for more information on the procedures for tendering your shares.

      o     UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

            The tender of your Shares may be withdrawn at any time before the expiration date of the Offer. See Section 4, "The Offer--Rights of Withdrawal," for more information.

      o     HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

            You (or your broker if your Shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4, "The Offer--Rights of Withdrawal."

      o     WHAT ARE PURCHASER'S PLANS WITH RESPECT TO GENERAL BEARING'S
            EMPLOYEES?

            The Purchaser believes that General Bearing's key employees are important to the success of General Bearing's business. The Purchaser plans to provide a new incentive plan to key General Bearing employees following completion of the Offer and the Merger. At this time, the Purchaser has not finalized any particular incentive plans, but the Purchaser intends to minimize disruption to the General Bearing team as a result of the Offer and the Merger.

      o WHAT EFFECT DOES THE OFFER HAVE ON OUTSTANDING OPTIONS TO PURCHASE SHARES OF GENERAL BEARING STOCK?

            The Offer does not preclude any individual holding vested options from exercising such options and tendering the Shares underlying the options for the Offer Price. However, in the event that the Merger occurs, all individuals who hold vested options, whether or not they are Continuing Stockholders and whether or not the exercise price of their options is less than the Offer Price, will receive the greater of (i) $1.00 per option, if such individual agrees to terminate any remaining unvested options, or (ii) the difference between the exercise price and the Offer Price, per option, with any unvested options accelerating upon consummation of the Merger. The vesting schedules of any options that are not currently vested will not be adjusted in connection with the Offer. The Continuing Stockholders hold vested options to purchase an aggregate of 138,750 Shares at exercise prices below $4.00. Of such options, 105,000 have an exercise price of $3.08 and 33,750 have an exercise price of $3.75. As a result, in the event the Merger occurs such Continuing Stockholders will receive $138,750 in the aggregate for the Shares underlying such options.

      o IF THE PURCHASER CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL OF THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

            If the Majority of the Minority Condition and the Minimum Tender Condition are satisfied, the Purchaser will cause the Purchaser to merge with and into General Bearing and pay to General Bearing stockholders who have not tendered their Shares, or exercised appraisal rights, the same consideration the Purchaser paid for Shares in the Offer. General Bearing stockholders who do not tender their Shares in the Offer will have a right to exercise appraisal rights and demand payment of the fair value of their shares under Delaware law. In no event will the Purchaser complete the tender offer if the Majority of the Minority Condition is not satisfied.

            If only the Majority of the Minority Condition is satisfied, the Purchaser may still consummate the Offer if the Purchaser waives the Minimum Tender Condition, subject to it's (i) ability to obtain adequate financing on favorable terms to purchase the tendered Shares, and (ii) determination that such purchase is financially prudent. In such event, the Purchaser may, among other things: (a) engage in open market or privately negotiated purchases of Shares to increase the Purchaser's aggregate ownership of the Shares to at least 90% of the then outstanding Shares of common stock of General Bearing and then effect a short-form merger; or (b) propose that the Purchaser and General Bearing enter into a merger agreement, which would require the approval of the General Bearing Board of Directors and the vote of the stockholders of General Bearing in favor of the merger. In addition, if there are less than 300 round lot holders (stockholders who hold at least 100 shares) of General Bearing's common stock, or if General Bearing is unable to comply with another requirement for continued listing on The Nasdaq SmallCap Market as a result of the purchase of such tendered Shares, General Bearing's common stock may be delisted from The Nasdaq SmallCap Market. General Bearing's common stock also may be deregistered from the reporting requirements of the Exchange Act if there are less than 300 remaining stockholders. In any event, any Shares not tendered would remain outstanding. The Purchaser has no commitment or arrangement with any lender to finance the purchase of tendered Shares in the event the Minimum Tender Condition is not met and the Purchaser waives the condition. Further, the Purchaser currently does not know whether a second-step transaction, such as a long-form merger, or open market or privately negotiated purchases of Shares would be viable in the event the Purchaser were to waive the Minimum Tender Condition.

            See Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3" for more information concerning the Merger and exercising appraisal rights and Section 11, "The Offer--Certain Conditions of the Offer," for a complete description of all of the conditions to which the Offer is subject. See "Special Factors--Purchaser's Plan for General Bearing" beginning on page 32, "Special Factors--Conduct of General Bearing's Business If the Offer is Not Completed or If the Minimum Tender Condition is Waived" beginning on page 40, Section 10, "The Offer--Source and Amount of Funds" beginning on page 59, and Section 14, "The Offer--Certain Effects of the Offer" beginning on page 65 for a complete description of the Purchaser's plans if the Minimum Tender Condition is waived and the Purchaser's ability to finance the purchase of tendered Shares in such event.

      o     WHEN DOES PURCHASER EXPECT TO COMPLETE THE OFFER AND THE MERGER?

            The Purchaser hopes to complete the Offer on August 13, 2004, the initial scheduled expiration date. However, the Purchaser may extend the Offer if the conditions to the Offer have not been satisfied at the scheduled expiration date or if the Purchaser is required to extend the Offer by the rules of the Securities and Exchange Commission ("SEC"). If the Minimum Tender Condition is satisfied, the Purchaser will complete the Merger on the same day as the completion of the Offer. See Section 1, "The Offer--Terms of the Offer," and Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3."

      o WILL I HAVE THE RIGHT TO ASSERT APPRAISAL RIGHTS FOR MY GENERAL BEARING SHARES?

            If you tender your Shares in the Offer, you will not be entitled to exercise statutory appraisal rights under Delaware law and will not have the right to demand payment of fair value for your General Bearing Shares under Delaware law. If you do not tender your Shares in the Offer and the Merger is consummated, you will have a statutory right to exercise appraisal rights and demand payment of the fair value of your Shares plus accrued interest, if any, from the date of the Merger in accordance with Delaware law. The value received upon exercise of appraisal rights may be more than, less than or the same as the cash consideration the Purchaser pays in the Offer and the Merger. See Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3" and Schedule A.

      o     WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

            On April 28, 2004, the last full trading day prior to the public announcement of the Purchaser's expression of its interest in taking General Bearing private through a tender offer at $3.50 per Share, the reported closing price on The Nasdaq SmallCap Market was $3.04 per Share.

            Through April 28, 2004, the average closing price of General Bearing's common stock was:

            o     $3.08 per share since January 2, 2004; and

            o     $3.10 per share since November 1, 2003.

            On July 14, 2004, the second to last full trading day before public announcement of the Offer at $4.00 per Share, but after the public announcement that the Purchaser expressed its interest in taking General Bearing private through a tender offer at $3.50 a Share, the reported closing price was $3.82 per Share.

            Through July 14, 2004, the average closing price of General Bearing's common stock was:

            o     $3.28 per share since January 2, 2004; and

            o     $3.24 per share since November 1, 2003.

            You should obtain a recent market quotation for shares of the common stock of General Bearing in deciding whether to tender your Shares. See Section 6, "The Offer--Price Range of Shares; Dividends; Ownership of and Transactions in Shares," for recent high and low sales prices for the Shares.

      o     WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

            If you have questions or you need assistance you should contact The Altman Group, Inc., the Information Agent for the Offer, at the following address and telephone number: 1275 Valley Brook Avenue, Lyndhurst, NJ 07071, call toll-free: 800-317-8029.

                                TABLE OF CONTENTS

IMPORTANT.................................................................................ii

SUMMARY TERM SHEET.........................................................................1

INTRODUCTION..............................................................................15

SPECIAL FACTORS...........................................................................19

THE OFFER.................................................................................40

1.       TERMS OF THE OFFER...............................................................40
2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES....................................43
3.       PROCEDURES FOR TENDERING SHARES..................................................44
4.       RIGHTS OF WITHDRAWAL.............................................................47
5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.............................48
6.       PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN SHARES........50
7.       CERTAIN INFORMATION CONCERNING GENERAL BEARING...................................51
8.       CERTAIN INFORMATION CONCERNING THE CONTINUING STOCKHOLDERS AND THE PURCHASER.....54
9.       MERGER; APPRAISAL RIGHTS; RULE 13e-3.............................................56
10.      SOURCE AND AMOUNT OF FUNDS.......................................................59
11.      CERTAIN CONDITIONS OF THE OFFER..................................................61
12.      DIVIDENDS AND DISTRIBUTIONS......................................................63
13.      CERTAIN LEGAL MATTERS............................................................63
14.      CERTAIN EFFECTS OF THE OFFER.....................................................65
15.      FEES AND EXPENSES................................................................67
16.      MISCELLANEOUS....................................................................68

         TO THE HOLDERS OF COMMON STOCK OF GENERAL BEARING CORPORATION:

                                  INTRODUCTION

            GBC Acquisition Corp., a Delaware corporation (the "the Purchaser"), currently controlled by Seymour I. Gussack, Chairman of the Board of General Bearing Corporation ("General Bearing" or the "Company") and David L. Gussack, Chief Executive Officer and a director of General Bearing, is offering to purchase (the "Offer") at a price of $4.00 per share (the "Offer Price") all outstanding shares of common stock of General Bearing (the "Shares") not currently owned by the Continuing Stockholders (as defined below), on the terms and subject to the conditions specified in this Offer to Purchase and related letter of transmittal which is filed as an exhibit to the Schedule TO (the "Letter of Transmittal"). As of July 14, 2004, 1,306,064 Shares are being sought in the Offer. Upon the closing of the Offer, the Purchaser will be owned by Seymour Gussack, David Gussack, Robert Baruc and Nina Gussack, each directors of General Bearing, certain officers of General Bearing, and certain of their family members (collectively referred to herein as the "Continuing Stockholders") (See Section 8 "Certain Information Concerning the Continuing Stockholders and the Purchaser" beginning on page 54 and Schedule B).

            The Offer represents a 5% premium over the closing price on July 14, 2004, the second to last full trading day before public announcement of this Offer and a 32% premium over the closing price of General Bearing's common stock on April 28, 2004, the last full trading day before the public announcement in which the Purchaser expressed its interest in taking General Bearing private through a tender offer at $3.50 per Share. Since the April 28 announcement, the average closing price of General Bearing's common stock has risen to $3.56 per Share.

                  Through April 28, 2004, the Offer represents the following premiums over the average closing price of General Bearing common stock since the dates indicated:

      o     30% over the average closing price since January 2, 2004;

      o     29% over the average closing price since November 1, 2003; and

      o     22% over the average closing price since April 29, 2003.

            Through July 14, 2004, the second to last full trading day before public announcement of the Offer at $4.00 per Share, but after the public announcement that the Purchaser expressed its interest in taking General Bearing private through a tender offer at $3.50 a Share, the Offer represents the following premiums over the average closing price of General Bearing common stock since the dates indicated:

      o     22% over the average closing price since January 2, 2004;

      o     23% over the average closing price since November 1, 2003; and

      o     20% over the average closing price since April 29, 2003.

            If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to you. The Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and The Altman Group, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

            THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (1) THE TENDER OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF GENERAL BEARING, EXCLUDING SHARES BENEFICIALLY OWNED BY THE CONTINUING STOCKHOLDERS AND THE EXECUTIVE OFFICERS OF GENERAL BEARING WHO ARE NOT CONTINUING STOCKHOLDERS (THE "MAJORITY OF THE MINORITY CONDITION"); AND (2) THE TENDER OF A SUFFICIENT NUMBER OF SHARES PURSUANT TO THIS OFFER SUCH THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, THE PURCHASER WOULD OWN AT LEAST 90% OF THEN OUTSTANDING GENERAL BEARING COMMON STOCK (THE "MINIMUM TENDER CONDITION"). IN NO EVENT MAY THE MAJORITY OF THE MINORITY CONDITION BE WAIVED. HOWEVER, THE PURCHASER HAS RESERVED THE RIGHT TO WAIVE THE MINIMUM TENDER CONDITION.

            THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

            This Offer is also subject to certain other conditions described in
Section 11, "The Offer--Certain Conditions of the Offer."

            Together, the Continuing Stockholders currently own approximately 66% of the outstanding common stock of General Bearing. According to information provided by General Bearing to the Purchaser, as of July 14, 2004, there were approximately 3,767,972 Shares of General Bearing common stock outstanding. Based on the foregoing, if the Purchaser was to purchase approximately 929,267 Shares pursuant to the Offer, both the Majority of the Minority and the Minimum Tender Conditions would be met. Based on information provided by General Bearing to the Purchaser, as of July 14, 2004, the executive officers and directors of General Bearing who are not also Continuing Stockholders, as a group, held approximately 12,200 Shares. The Purchaser has been advised that, as of July 14, 2004, the directors who are not Continuing Stockholders have not decided whether to tender their Shares in the Offer. The Purchaser has been advised that William
F. Kurtz, Vice President and Director of Operations, intends to tender his Shares in the Offer. As of July 14, 2004, none of General Bearing's other executive officers who are not also Continuing Stockholders own any Shares.

            The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in General Bearing. If the Majority of the Minority Condition and Minimum Tender Condition are satisfied, the Purchaser will merge with General Bearing in a short-form merger. In the Merger, each outstanding Share (other than Shares held by General Bearing stockholders who exercise and perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive in cash an amount equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such Shares. Under the DGCL, if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser may consummate the Merger without a vote of the General Bearing Board of Directors or stockholders. See Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3." As a result of the Offer and the Merger, General Bearing would be wholly owned by the Continuing Stockholders, delisted from The Nasdaq SmallCap Market and deregistered from the reporting requirements of the Exchange Act.

            The General Bearing Board of Directors must file with the SEC and provide to General Bearing stockholders a "Solicitation/Recommendation Statement on Schedule 14D-9," which is being filed contemporaneously with this Offer to Purchase. General Bearing's Board of Directors has determined to remain neutral with respect to the Offer and is not making a recommendation to stockholders whether to tender their Shares, as stated in General Bearing's Solicitation/Recommendation Statement on Schedule 14D-9 that accompanies this document.

            As stated in the Schedule 14D-9, the Board of Directors urges each stockholder to make his, her or its own decision as to the acceptability of the Offer, including the adequacy of the Offer Price, in light of their own investment objectives, their views as to General Bearing's prospects and outlook and any other factors that such stockholder deems relevant to his, her or its investment decision. See the Schedule 14D-9 and, in this Offer to Purchase, "Special Factors--Background of the Offer" and "Special Factors--Recommendation of the Board of Directors; Fairness of the Offer and the Merger" for more detailed information. The Purchaser encourages you to review carefully the
Schedule 14D-9.

            This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the Purchaser's intent, belief or current expectations of, including statements concerning the Purchaser's plans with respect to, the acquisition of all of the Shares. Examples of forward-looking statements include: pro forma financial statements and projections relating to revenues, operating expenses, income from operations, net income or loss, cash flows from operations, total assets, earnings or loss per share, financial condition, future share price or value, and other financial items, including the information under the caption "Financial Projections." Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

      o Competitive factors in the industries in which General Bearing operates;

      o The ability to execute fully the Purchaser's business strategy after taking General Bearing private;

      o     The ability to attain estimated expense savings;

      o The ability to repay the debt financing incurred to complete the Offer and the Merger and to operate the business in compliance with the operating covenants of the bank loan agreements;

      o     The ability to attract and retain qualified employees;

      o The ability to implement the controls necessary to reduce costs and improve revenues;

      o     General economic, capital market and business conditions;

      o Changes in the political and economic relations between the U.S.A. and the People's Republic of China;

      o     War and acts of terrorism;

      o     Changes in government regulation;

      o     Changes in Nasdaq listing requirements;

      o Changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

      o The risks and uncertainties described in General Bearing's SEC filings.

            There may also be other factors that are currently not identifiable or quantifiable, but may arise or become known in the future. Forward-looking statements speak only as of the date the statement was made. The Purchaser is not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future results, or for any other reason.

            The information contained in this Offer to Purchase concerning General Bearing was obtained from publicly available sources or made available by General Bearing to the Purchaser.

            THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER--CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON AUGUST 13, 2004, UNLESS PURCHASER EXTENDS IT.

            THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

            General Bearing was founded in 1958 by Seymour Gussack, currently the Chairman of General Bearing's Board of Directors, as an engineering-oriented supplier which designed bearings for a variety of special industrial applications. Bearings and bearing components produced at General Bearing's manufacturing facility were sold primarily to the automotive industry. Sales of such products exceeded $18.0 million per year by 1985, when General Bearing sold the manufacturing facility.

            In October 1987, General Bearing purchased the assets of Hyatt, a manufacturer of primarily tapered roller bearings ("TRBs") for the automotive and railroad industries, which was then in bankruptcy proceedings. General Bearing borrowed $12.0 million from Wells Fargo to finance the transaction and to provide General Bearing with working capital. The transaction presented to General Bearing the opportunity to: (i) acquire a large amount of equipment to establish new domestic manufacturing capabilities and to form a manufacturing joint venture in the People's Republic of China ("PRC"); (ii) utilize the well-recognized Hyatt trademark and other intellectual property; (iii) gain entry into the TRB market; and (iv) have access to the railroad market for locomotive bearings. In 1985, Hyatt's last full year of production prior to filing for bankruptcy protection, its sales were approximately $70.3 million, of which approximately $11.0 million represented railroad product sales.

                  In 1987, General Bearing also established its first Chinese joint venture, Shanghai General Bearing Co., Ltd. ("SGBC"), in Shanghai, PRC. The joint venture agreement provided for SGBC to manufacture bearing and bearing components.

            As a result of a number of factors, including litigation that precluded General Bearing from establishing a production facility in New York adjacent to a Company distribution facility, General Bearing was delayed in starting production of the Hyatt product lines, which, combined with the requirements of establishing SGBC, adversely affected General Bearing's liquidity. In September 1991, as a result of its continuing inability to meet interest payments and related obligations under its loan agreements, principally its loan agreement with Wells Fargo, General Bearing filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In connection with its reorganization in bankruptcy, General Bearing took significant steps to improve its operations and financial position. These steps included consolidating operations and facilities, reducing general, administrative and production costs, improving inventory management and refocusing General Bearing on certain core businesses. General Bearing's plan of reorganization was confirmed by the U.S. Bankruptcy Court for the Southern District of New York in November 1993. In connection with the plan of reorganization, General Bearing issued to World Machinery Company ("World"), a corporation which was controlled by Seymour Gussack and members of his family, including David Gussack, currently a director and Chief Executive Officer of General Bearing, certain notes and 1,000 Shares of common stock, representing all of General Bearing's issued and outstanding Shares of common stock. In 1996, in anticipation of an initial public offering of General Bearing's common stock, General Bearing initiated a 3,000-for-one stock split, thereby giving World 3,000,000 Shares of General Bearing's common stock.

            In February 1997, General Bearing completed its initial public offering of 900,000 Shares of common stock at $7.00 per share. After the initial public offering, including exercise by the underwriters of their overallotment option, World held 3,000,000 Shares of General Bearing's common stock (approximately 74.3% of General Bearing's then outstanding common stock). At the time, World's two directors were Seymour Gussack and David Gussack, who owned 19.6% and 17.6%, respectively, of World's common stock. In addition, Nina M. Gussack, who later became a director of General Bearing, owned 17.6% of World's common stock. As of the date of this Offer, Seymour Gussack, David Gussack and the other Continuing Stockholders own in the aggregate approximately 66% of the outstanding common stock of General Bearing.

            In July 2000, General Bearing acquired World by agreement and plan of merger. Under the terms of the agreement and plan of merger, each share of World common stock issued and outstanding was converted into 1,025.4735 shares of General Bearing's common stock and World became a wholly-owned subsidiary of General Bearing. As a result of the merger, the World stockholders became direct holders of General Bearing common stock.

            Summary of 2000-2001 Going Private Effort

            In May 2000, Seymour Gussack and David Gussack began to consider seriously the possibility of a transaction in which they, with the other members of the Gussack family and the estate of Harold Geneen, a former director of General Bearing, would purchase all of the outstanding equity securities of General Bearing. (Most of the members of this group, other than the estate of Harold Geneen, are members of the current group of Continuing Stockholders.) The group began to consider such a transaction because they believed that public ownership made General Bearing less efficient and added to General Bearing's costs without providing the corresponding benefits often available to public companies. In particular, the group recognized that the common stock was thinly traded and that General Bearing had not had the opportunity usually available to publicly held corporations to take advantage of the capital markets. Further, the price for General Bearing's common stock had declined significantly since reaching its highest reported closing price shortly after General Bearing's initial public offering in 1997. By taking General Bearing private, the group would be able to eliminate the need for management to focus on the requirements imposed on public companies and would be able to eliminate the costs attendant to those requirements.

            The group explored with counsel various legal issues associated with a going private transaction and considered the costs and desirability of proposing such a transaction. At a special meeting of the Board of Directors on May 23, 2000, the Board of Directors considered the possibility that a group led by Seymour Gussack and David Gussack might propose a transaction to take General Bearing private. Since the group's involvement in a potential transaction presented a conflict of interest, the Board of Directors resolved to establish a Special Committee of Directors (the "Special Committee"), consisting of directors Barbara M. Henagan and Peter Barotz, neither of whom was an employee or officer of General Bearing nor a prospective member of the group, to negotiate with the group on General Bearing's behalf, to determine the advisability of a proposed transaction and its fairness to the public holders of General Bearing common stock, and to make a recommendation to the Board of Directors with respect to such transaction. The Special Committee then began the process of retaining independent legal and financial advisors, at General Bearing's sole cost and expense. The Board of Directors also determined to pay each member of the Special Committee a fee of $15,000.

            On July 11, 2000, the group presented to the Special Committee a written offer to enter into a merger transaction with General Bearing. As a result of such transaction, each Share of common stock held by the public holders would be converted into the right to receive $6.50 per share, in cash (without interest or other payment thereon), and the members of the group would collectively own 100% of the outstanding stock of General Bearing (the "Proposed Merger Offer").

            Over the next few months, the members of the Special Committee conferred with each other and their legal and financial advisers to discuss the Proposed Merger Offer. On December 7, 2000, the Special Committee's financial adviser issued a written fairness opinion to the Special Committee with respect to the Proposed Merger Offer.

            At a telephonic meeting held on January 17, 2001, the Special Committee discussed revisions to the merger agreement and the written fairness opinion of the Special Committee's financial advisers. Following the discussion of such matters, the Special Committee approved the Proposed Merger Offer and the terms and conditions of the merger agreement, as revised. The Special Committee found the price and the terms and provisions of the merger agreement to be fair and in the best interest of the public holders, and determined to recommend to the Board of Directors that it approve the proposed merger agreement and the transactions contemplated thereby.

            At a telephonic meeting of the Board of Directors held on January 19, 2001, the Special Committee reported to the Board of Directors that it had concluded, and so advised and recommended to the Board, that the terms of the merger agreement be approved and that the Board of Directors declare its advisability. In addition, the Special Committee's financial adviser presented its opinion and presentation to the Board of Directors. Following discussion of the matters presented, the Board of Directors determined that the terms of the merger agreement were fair to, and in the best interest of, General Bearing and the public holders and declared its advisability.

            On January 19, 2001, the Merger Agreement was executed on behalf of General Bearing and the Purchaser, and the execution of the Merger Agreement was publicly announced. A Current Report on Form 8-K was filed by General Bearing with the SEC on January 25, 2001 and included the merger agreement as an exhibit.

            To finance the Proposed Merger Offer and related fees and expenses, the Purchaser, General Bearing and the Continuing Stockholders received a commitment letter from Keybank National Association ("Keybank") to arrange a credit facility for up to $9,000,000. The commitment letter was subject to customary conditions and had an expiration date of March 31, 2001. During the period of time between January 19, 2001, when the Proposed Merger Offer was approved by the respective boards of directors of General Bearing and the Purchaser, and March 31, 2001, certain business conditions regarding General Bearing changed such that there was an increase in the expected levels of debt which the Company would have to carry to support required business expansion and growth of the Company's joint ventures. In light of those business conditions and the expected increase in debt, Keybank was not willing to extend the commitment letter. Each of the parties to the merger agreement agreed that it was not reasonably feasible to finance the transaction given the then current business conditions. General Bearing agreed to terminate the merger agreement based upon the unanimous approval of its Board of Directors, including the non-management directors. As a result, the Proposed Merger Offer was abandoned.

            Due to very thin trading, the Company's stock has provided minimal liquidity for General Bearing's stockholders. In addition, because of the low trading volume and illiquidity of General Bearing common stock, substantial insider holdings, lack of public float, small market capitalization for General Bearing and diminishing research attention from market analysts, the management of General Bearing has been unable to utilize the common stock effectively as a source of financing for acquisitions or as an incentive program to attract and retain key employees.

            Summary of Present Going Private Effort

            From the date the Proposed Merger Offer was abandoned to the passage of the Sarbanes-Oxley Act in 2002, the Board did not actively seek out strategic alternatives to General Bearing remaining an independent public company. Further, General Bearing had no plans or proposals relating to an extraordinary transaction, including selling the company, combining with a strategic partner, or making strategic acquisitions. Since the Continuing Stockholders had expressed their intention not to sell their shares in the Company, alternatives that involved the selling of the Continuing Stockholders' shares were not viable. However, in the second half of 2002, following passage of the Sarbanes-Oxley Act, which greatly increased regulatory compliance burdens and costs, General Bearing began reconsidering strategic alternatives for the Company. The cost of compliance to General Bearing with securities laws as a result of the Sarbanes-Oxley Act, and SEC rules promulgated thereunder, is estimated to be approximately $250,000 per year and expected to increase in the future to more than $400,000 per year as further SEC rulemaking becomes effective.

            For a period of approximately two months prior to the Purchaser's announcement of its intention to take General Bearing private through a tender offer, the Purchaser consulted informally with a few financial advisors in order to assess the alternative means of taking the Company private. Based on its assessment of these discussions, the Purchaser decided that either a tender offer followed by a short-form merger or a long-form merger would be the most effective and efficient means of taking the Company private. Ultimately, the Purchaser determined that the present Offer was the most viable means to take the Company private and maximize the value to be received by the public stockholders. The Purchaser has not retained a financial advisor in connection with the Offer.

            A special meeting of the Board of Directors of General Bearing was held on March 16, 2004 to discuss and consider the burdens of being a public company. In particular, the Board of Directors discussed the following: (i) lack of liquidity for the stockholders due to the small size of the public float and lack of any significant institutional stockholders; (ii) the disclosure to competitors of key information, (iii) significant legal, accounting and insurance costs; (iv) significant administrative and reporting burden; (v) the increase in such burdens following enactment of the Sarbanes-Oxley Act; and (vi) lack of any business benefit to the Company. In addition, the Board of Directors also directed management to explore methods and develop a plan to relieve General Bearing of these burdens and create liquidity for the Company's stockholders. The Board further approved management's use of General Bearing resources to develop such a plan and authorized management to consider and consult with financing sources and other consultants.

            The Board of Directors next met at a regular meeting on April 12, 2004. The board unanimously approved resolutions to: (i) authorize General Bearing to reimburse the Purchaser for all costs and expenses, including the legal fees of Pepper Hamilton LLP ("Pepper Hamilton"), General Bearing's regular outside counsel, incurred through April 12, 2004, not to exceed $12,713.75, in connection with the proposed transaction, and (ii) approve and consent to Pepper Hamilton's representation of the Purchaser and the Continuing Stockholders in connection with the proposed transaction and to waive any actual or potential conflict of interest that had arisen or may arise as a result of Pepper Hamilton's representations. The resolution further provided that all costs and expenses of the Purchaser and the Continuing Stockholders incurred after April 12, 2004 would be paid by the Continuing Stockholders.

            At the same meeting, the Board of Directors determined not to retain outside counsel in connection with the anticipated going private transaction, pending a more detailed understanding of the form such transaction would take and the requirement for any board action in relation thereto. Further, the Board of Directors determined to rely on General Bearing's General Counsel, John Stein, on legal matters concerning any transaction. The Company later engaged the law firm of Ballard Spahr Andrews & Ingersoll, LLP ("Ballard Spahr") to advise the General Bearing Board of Directors with respect to the anticipated transaction.

            Between April 12, 2004 and April 27, 2004, the Purchaser consulted with Pepper Hamilton, Keybank and other financial firms on viable structures for a going private transaction, financing terms, premiums paid in other going private transactions and related issues. Based primarily upon its perception of premiums over market prices paid in other going private transactions, and the viable debt limits which the Purchaser and General Bearing would be able to bear, the Continuing Stockholders decided to express their interest in taking the Company private through a tender offer at $3.50 per Share.

            On April 28, 2004, David Gussack, on behalf of the Continuing Stockholders, sent a non-binding proposal to the Board of Directors indicating their interest in pursuing a going private transaction at a price of $3.50 per Share of General Bearing common stock. In the letter, the Continuing Stockholders stated that they had no interest or intention in selling their Shares.

            Events Since the Announcement of the Potential Offer. On May 7 and 8, in a series of email correspondence, David Gussack responded to a question by U.S. Trust Company, the co-trustee of two trusts established by the estate of Harold Geneen, which cumulatively own 178,677 Shares or approximately 5% of the total number of Shares outstanding, regarding the expected timing of the completion of the Offer. David Gussack replied that the Purchaser hoped to soon complete the financing for the transactions contemplated by the Offer and the Merger, but that discussions with the prospective lenders were difficult because the amount necessary to complete the Offer, when added to General Bearing's current levels of debt, would result in substantial leveraging of General Bearing. However, the Purchaser was hopeful of reaching a financing agreement within "the next couple of weeks," and that the Purchaser intended to proceed as quickly as possible upon reaching agreement with Keybank.

            In the months following the April 28, 2004 announcement of the Purchaser's intention to take General Bearing private through a tender offer at $3.50 per Share, Seymour Gussack and David Gussack received communications from several stockholders stating that the $3.50 offer price was too low. In addition to communications from stockholders of General Bearing, the Purchaser also received a request from the directors of General Bearing who are not Continuing Stockholders to increase the Offer Price. The trading price for General Bearing common stock had risen to prices above $3.50 since the April 28 announcement.

            In response to the communications regarding the Offer Price from stockholders and the directors who are not Continuing Stockholders, the Purchaser determined to raise the offer price to $4.00 per Share. The Purchaser has secured a commitment from Keybank to finance the Offer and the Merger in an amount sufficient to finance the Offer and the Merger at $4.00 per Share. As a condition to its financing the Offer and the Merger at $4.00 per Share, Keybank will require personal guarantees from Seymour Gussack and David Gussack. Both Seymour Gussack and David Gussack have stated that they will not guarantee any additional financing.

            Following the Purchaser's indication that it was raising the Offer Price, at a meeting held on July 14, 2004, the Board voted unanimously to remain neutral with respect to the Offer recognizing that the Purchaser agreed to follow the structure outlined in recent Delaware cases regarding tender offers by interested parties.

Reasons for and purpose of the Offer and the Merger

            In arriving at their decision to propose the Offer and the Merger, the Purchaser, Seymour Gussack and David Gussack considered the factors set forth below.

Benefits and Detriments to General Bearing of the Offer and the Merger.

            In determining whether to make the Offer and thereafter effect the Merger at this time, the Purchaser, Seymour Gussack and David Gussack considered the general economic and regulatory environment, the bearing industry and the current and potential financial performance and profitability of General Bearing.

            General Bearing's industry is characterized by relatively narrow profit margins and General Bearing's earnings depend significantly on its ability to manufacture and distribute products efficiently and to source products and components on favorable terms. Price competition among manufacturers of bearings and bearing components, such as General Bearing, is intense. This pricing competition is further intensifying as customers and competitors are increasingly going to China to purchase and/or produce goods there due to lower operating costs.

            As a result of such intense pricing competition, any condition that causes an increase in the cost of operations may materially adversely affect the financial performance of General Bearing. The Purchaser considers the costs of being a public company as a material expense which hampers General Bearing's ability to remain competitive. These costs consist of fees for independent audit services and legal fees associated with filing quarterly, annual or other periodic reports with the SEC, the expense of publishing and distributing annual reports and proxy statements to stockholders, and the increased costs as a result of the enactment of the Sarbanes-Oxley Act and SEC rules promulgated thereunder, which General Bearing estimates to have been approximately $250,000 per year and expects to increase in the future to in excess of $400,000 per year as further SEC rulemaking becomes effective.

            The Purchaser, Seymour Gussack and David Gussack also considered the following factors:

      o The reduction in the amount of public information available to competitors about General Bearing's business that would result from the termination of General Bearing's obligations under the SEC's periodic reporting requirements pursuant to the Exchange Act;

      o The elimination of the additional burdens on management associated with public reporting and other tasks resulting from General Bearing's public company status, including, for example, the dedication of time and resources by General Bearing's management and Board of Directors necessary to respond to stockholder and analyst inquiries and maintain investor and public relations;

      o Public capital market trends affecting companies of similar size to General Bearing, including perceived lack of interest by institutional investors in companies with a limited public float;

      o The ineffectiveness of stock options as an effective incentive to obtain and retain employees of General Bearing;

      o The perception among customers of General Bearing that it is a troubled company as a result of General Bearing's low trading price for its common stock; and

      o The ineffectiveness of General Bearing's common stock as a form of currency for acquisitions.

Consideration of Liquidity and Share Price; Timing.

                  The Purchaser, Seymour Gussack and David Gussack considered the relatively low volume of trading in the Shares and determined that the consummation of the Offer and the Merger would result in immediate liquidity at a premium to recent trading prices for General Bearing stockholders that are unaffiliated with the Continuing Stockholders. The Purchaser also considered recent declining trends in the price of the Shares over the six months preceding the April 28, 2004 announcement expressing the Purchaser's interest in taking General Bearing private, and in light of a general declining trend since shortly after General Bearing's initial public offering in 1997.

            The Purchaser, Seymour Gussack and David Gussack considered that the potential benefits in the form of cost savings and reduction of management time could be immediately realized upon ceasing to be a publicly held company. They also considered that General Bearing's stock price and trading volume were unlikely to improve in the future because historically the stock price has generally failed to move significantly based on General Bearing's operating performance, there is a small public float and there is no meaningful analyst coverage.

            Based on the foregoing, the Purchaser, Seymour Gussack and David Gussack considered that it was in the best interest of the company and its stockholders to effect the transaction as soon as possible.

Alternative Structure Considered.

            The Purchaser, Seymour Gussack and David Gussack considered alternatives to the proposed structure of the transaction as a tender offer followed by a short-form merger, including the structure of the previous proposed merger offer in 2001, which was a long-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, as opposed to a long-form merger, the Purchaser, Seymour Gussack and David Gussack considered the following:

      o In the Offer, each unaffiliated stockholder would individually determine whether to accept cash in exchange for their Shares;

      o Unless 90% of the Shares are validly tendered and not withdrawn, the Purchaser would not purchase any Shares in the Offer (unless Purchaser waives such condition);

      o Unless a majority of the outstanding Shares, excluding the Shares beneficially owned by the Continuing Stockholders and the executive officers of General Bearing who are not Continuing Stockholders, are validly tendered and not withdrawn, the Purchaser would not purchase any Shares in the Offer;

      o The absence of the costs of (i) a special committee needed to assess the fairness of a long-form merger (including legal and financial consultants' fees); and (ii) a proxy and proxy statement preparation and solicitation, would result in transaction cost savings;

      o A tender offer followed by a short-form merger would permit the Purchaser to acquire the minority interest in General Bearing on an expeditious basis and provide the stockholders that are unaffiliated with the Continuing Stockholders with a prompt opportunity to receive cash in exchange for their Shares; and

      o Stockholders who are not affiliated with the Continuing Stockholders and who do not tender their Shares in the Offer could preserve their appraisal rights in the Merger under Section 262 of the DGCL.

            After reviewing the various structures for acquiring the minority stockholder interest in General Bearing, including the alternative method of acquiring such interests through a long-form merger, the Purchaser, Seymour Gussack and David Gussack decided to structure the transaction as a tender offer for all of the Shares of General Bearing not already owned by the Continuing Stockholders or their affiliates, to be followed by a short-form merger, subject to the Majority of the Minority Condition and the Minimum Tender Condition.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER AND THE MERGER

            At a meeting held on July 14, 2004, in accordance with Rule 14e-2 of the Exchange Act, the Board of Directors unanimously determined to remain neutral on whether the stockholders should accept the Offer and tender their shares pursuant to the Offer. The Board determined to take this course of action with respect to the Offer due to the structure of the Offer and the fact that it followed the fairness steps recently outlined by the Delaware courts.

            Although the Board is expressing no opinion and is remaining neutral with respect to the Offer, the Board believes that stockholders should carefully read the Offer and the Schedule 14D-9 before making any decision regarding tendering their Shares and consider, among other things, the following factors in deciding whether to tender their Shares in the Offer:

      o Historical Market Prices of the Shares: Stockholders should review the information regarding General Bearing's share price performance set forth in Section 6 "The Offer--Price Range of Shares; Dividends; Ownership of and Transactions in Shares" and also obtain a current market quotation for the shares;

      o Financial Condition, Results of Operations, Business Prospects of General Bearing: Stockholders should review General Bearing's financial information set forth in the 2003 Annual Report on Form 10-K and other reports of General Bearing filed with the Securities and Exchange Commission; and

      o Control by the Continuing Stockholders: Stockholders should be aware of the significant control that the Continuing Stockholders exercise over the business and affairs of General Bearing, through their management of General Bearing, their representation on the Board and their substantial equity holdings in General Bearing and the statement on April 28, 2004 that they would not consider selling their interest in General Bearing; and

      o No Independent Valuation: Stockholders should consider that there has been no independent valuation analysis undertaken as to whether the consideration to be received in the Offer is fair from a financial point of view.

            The Board urges each stockholder to make their own decision as to the acceptability of the Offer, including the adequacy of the Offer Price, in light of their own investment objectives, views as to General Bearing's prospects and outlook and any other factors such stockholder deems relevant to their investment decision. In addition, stockholders should consult their own financial and legal advisors and make such other investigations concerning the Offer as they deem necessary.

THE PURCHASER'S, SEYMOUR GUSSACK'S AND DAVID GUSSACK'S POSITION REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

            The requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, require the Purchaser, Seymour Gussack and David Gussack as affiliates of General Bearing, to express their belief as to the fairness of the Offer to General Bearing's stockholders who are not affiliated with them.

            The Purchaser, Seymour Gussack and David Gussack believe that the Offer and the Merger are both substantively and procedurally fair to General Bearing's stockholders who are not affiliated with the Purchaser, Seymour Gussack and David Gussack. The Purchaser, Seymour Gussack and David Gussack base their belief on their observations of the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the
Merger:

      o Each General Bearing stockholder can individually determine whether to tender Shares in the Offer and obtain cash for their Shares at the earliest possible time, supporting the procedural fairness of the Offer.

      o The Offer represents a 5% premium over the closing price on July 14, 2004, the second to last full trading day before public announcement of this Offer and a 32% premium over the closing price of General Bearing's common stock on April 28, 2004, the last full trading day before the public announcement in which the Purchaser expressed its interest in taking General Bearing private through a tender offer at $3.50 a share. Since the April 28 announcement, the average closing price of General Bearing's common stock has risen to $3.56 per Share.

            Through April 28, 2004, the Offer represents the following premiums over the average closing price of General Bearing's common stock since the dates indicated:

            o     30% over the average closing price since January 2, 2004;

            o     29% over the average closing price since November 1, 2003; and

            o     22% over the average closing price since April 29, 2003.

            Through July 14, 2004, the second to last full trading day before public announcement of the Offer at $4.00 per Share, but after the public announcement that the Purchaser expressed its interest in taking General Bearing private through a tender offer at $3.50 per Share, the Offer represents the following premiums over the average closing price of General Bearing's common stock since the dates indicated:

            o     22% over the average closing price since January 2, 2004;

            o     23% over the average closing price since November 1, 2003; and

            o     20% over the average closing price since April 29, 2003.

            The premiums over historical trading prices represented by the Offer support the substantive fairness of the Offer;

      o The Offer is conditioned, subject to waiver by the Purchaser, on the tender of at least a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, the Purchaser would own at least 90% of the then outstanding General Bearing common stock. In addition, in no event will the Purchaser purchase Shares in the Offer if less than a majority of the outstanding Shares, excluding the Shares beneficially owned by the Continuing Stockholders and the executive officers of General Bearing, are validly tendered and not withdrawn. Accordingly, approximately 652,933 of the Shares not owned by the Continuing Stockholders would need to be validly tendered and not withdrawn to satisfy this Majority of the Minority Condition. Acceptance of the Offer by unaffiliated General Bearing stockholders owning such Shares provides meaningful procedural protection for General Bearing stockholders supporting the procedural fairness of the Offer.

            Further, if approximately 929,267 of the Shares not owned by the Continuing Stockholders are validly tendered and not withdrawn, both the Majority of the Minority Condition and the Minimum Tender Condition would be satisfied, further supporting the procedural fairness of the Offer;

      o General Bearing stockholders who elect not to tender their Shares in the Offer will receive the same consideration in the Merger that the Purchaser pays in the Offer, subject to their right to exercise appraisal rights and demand payment of the fair value of their Shares under Section 262 of the DGCL. Thus, because stockholders would receive the same consideration in the Merger or have the ability to dissent and demand fair value, the Purchaser, Seymour Gussack and David Gussack believe that stockholders are not being coerced to tender their Shares in the Offer, further supporting the procedural fairness of the Offer;

      o The Purchaser, Seymour Gussack and David Gussack believe the Offer Price to be fair considering General Bearing's current financial performance, profitability and uncertain growth prospects. In addition, the Offer and the Merger would shift the risk of the future financial performance of General Bearing from the public stockholders, who do not have the power to control decisions made as to General Bearing's business, entirely to the Continuing Stockholders, who would have the power to control General Bearing's business and have the resources to manage and bear the risks inherent in the business over the long term;

      o The Purchaser, Seymour Gussack and David Gussack considered the terms of the Offer and the Merger, including (i) the amount and form of the consideration, (ii) the tender offer structure, which would provide an expeditious means for General Bearing unaffiliated stockholders to receive the Offer Price, (iii) the Majority of the Minority Condition and (iv) the Minimum Tender Condition as all supporting the procedural fairness of the Offer; and

      o The Offer provides the opportunity for General Bearing unaffiliated stockholders to sell all of their Shares without the risk of fluctuation in the sale price that may otherwise be associated with such a sale and without incurring brokerage and other costs typically associated with market sales.

            The Purchaser, Seymour Gussack and David Gussack believe that each of the foregoing observations is relevant to all of General Bearing stockholders who are not affiliated with the Purchaser.

            In arriving at an Offer Price, the Purchaser, Seymour Gussack and David Gussack considered several factors, including the certain trends and uncertainties facing General Bearing that are described in the Company's Annual Report on Form 10-K for fiscal year 2003 and Quarterly Report on Form 10-Q for the first quarter of 2004. These trends and uncertainties represent factors which could have a material impact on General Bearing's operations and stock price, but which are not necessarily reflected in the book value, liquidation value or going concern value. As a result, the Purchaser, Seymour Gussack and David Gussack believe that such trends and uncertainties would not make either net book value, liquidation value or going concern value an accurate measure of the true value of the Company. Therefore, the Purchaser, Seymour Gussack and David Gussack did not perform an analysis of net book value, liquidation value or going concern value.

            These trends and uncertainties include the following:

      o General Bearing's business model is based on providing low-cost, high-precision bearing products to predominantly North American customers. The major competition for this lower cost product comes from three evolving trends:

            o Established higher cost competitors also moving their production to low-cost areas, such as China,

            o Customers purchasing goods directly from vendors in China to minimize their costs, and

            o Customers moving their complete assembly processes from North America to China or other low-cost regions;

      o Other trends, events and areas of uncertainty which could materially affect the Company include the following:

            o The global cost of steel has significantly increased the material cost for manufacturing bearings. The high demand for steel in China has created a price increase greater than that seen in North America. In the event that General Bearing is not able to increase its prices to reflect the increased cost of steel, General Bearing's operating income and liquidity could be adversely affected;

            o General Bearing's business is based on low-cost, high-quality products from its Chinese operations. There has recently been much publicity on the valuation of the Chinese Renminbi ("RMB") versus the US Dollar. Should there be an adverse change in the exchange rate of the RMB against the US Dollar, GBC's competitive position, operating income and cash flow will be adversely impacted;

            o Several major North American customers have slowed their payments over the past two years. Should a significant portion of General Bearing's current customer base also move to slow payments, there could be a material impact on the Company's liquidity;

            o General Bearing's dependence on Chinese products for the supply of bearings and bearing components creates an uncertainty and concentration risk. If for any reason the Company was unable, or limited in its ability to continue to ship product from China, it could experience a material disruption in supply, which could adversely affect General Bearing's operations and liquidity;

            o In December 2003, the Chinese government reduced the Value Added Tax credit for exports by 4%. This change effectively increased the cost of General Bearing's products in China by 4%. If General Bearing is unable to increase its prices to reflect the increased cost, there will be an adverse affect on the Company's operating income and liquidity; and

            o Expected increases in sales volume may not result in a proportional increase in cash flow as General Bearing may be required to use cash for working capital associated with the growth in sales.

            These risks and uncertainties are not reflected on the Company's financial statements and, therefore, would not be reflected in net book value, liquidation value or going concern value (which are generally based on the Company's financial performance as reflected in its financial statements). As a result, the Purchaser, Seymour Gussack and David Gussack did not consider net book value, liquidation value or going concern value, in assessing the fairness of the Offer. However, as these risks, trends and uncertainties facing General Bearing as set forth above may have a material impact on the Company and the value of its stock, they were considered generally by Purchaser in assessing the fairness of the Offer. Purchaser did not assign any specific discount value or other numerical value to these risks in assessing the fairness of the Offer.

            The Purchaser, Seymour Gussack and David Gussack also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:

      o Following the successful completion of the Offer and the Merger, General Bearing stockholders would cease to have the opportunity to participate in the future earnings or growth, if any, of General Bearing or benefit from increases, if any, in the value of their holdings of General Bearing. Thus, stockholders who believe the future financial performance of General Bearing is likely to be positive may not wish to tender their Shares in the Offer;

      o The financial interests of the Continuing Stockholders are adverse, as to the Offer Price, to the financial interest of General Bearing stockholders. In addition, officers and directors of General Bearing may have conflicts of interest in connection with the Offer and the Merger. See page "Special Factors--Conflicts of Interest on page 39;

      o The financing for the Offer and the Merger will be secured by the assets of General Bearing; and

      o The absence of an independent special committee or the issuance of a fairness opinion.

            In light of the position of the Continuing Stockholders that they were not interested in selling their Shares, the Purchaser, Seymour Gussack and David Gussack did not consider the lack of any firm third-party offers to be relevant to their determination of fairness.

            The foregoing discussion of the information and factors considered by the Purchaser, Seymour Gussack and David Gussack is not intended to be exhaustive, but includes all material factors the Purchaser, Seymour Gussack and David Gussack considered. In view of the variety of factors considered in connection with their evaluation of the Offer and the Merger, the Purchaser did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation. However, considering these factors as a whole and in the context of General Bearing's financial position, the transaction was considered to be in the best interests of General Bearing and its stockholders and to be substantively and procedurally fair.

            The Purchaser, Seymour Gussack and David Gussack have not requested or sought to obtain any report, opinion or appraisal from an outside party relating to the consideration or fairness of the consideration offered to the stockholders of General Bearing unaffiliated with the Purchaser and the Continuing Stockholders.

            The Purchaser's, Seymour Gussack's and David Gussack's view as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.

PURCHASER'S PLAN FOR GENERAL BEARING

            If the Majority of the Minority Condition and Minimum Tender Condition are satisfied, the Purchaser will effect the Merger. As a result of the consummation of the Offer and the Merger, General Bearing will be wholly owned by the Continuing Stockholders, the shares of General Bearing will be delisted from The Nasdaq SmallCap Market and deregistered from the reporting requirements of the Exchange Act.

            Following completion of the Offer and consummation of the Merger, the Purchaser, Seymour Gussack and David Gussack expect that General Bearing will promptly cause the Shares of common stock of General Bearing to be delisted from The Nasdaq SmallCap Market and General Bearing will be a privately-held corporation. Accordingly, stockholders who are not affiliated with the Continuing Stockholders will not have the opportunity to participate in the earnings and growth of General Bearing and will not have any right to vote on corporate matters. In addition, current stockholders who are not affiliated with the Continuing Stockholders will not be entitled to share in any premium that might be payable by an unrelated acquiror for all of the issued and outstanding shares in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending or contemplated at this time. Similarly, after completion of the Merger, former stockholders will not face the risk of losses resulting from General Bearing's operations or from any decline in the value of General Bearing.

            If only the Majority of the Minority Condition is satisfied, the Purchaser may still consummate the Offer if the Purchaser waives the Minimum Tender Condition, subject to it's (i) ability to obtain adequate financing on favorable terms to purchase such tendered Shares and (ii) determination that such purchase is financially prudent. In such event, the Purchaser may, among other things: (a) engage in open market or privately negotiated purchases of Shares to increase the Purchaser's aggregate ownership of the Shares to at least 90% of the then outstanding Shares of common stock of General Bearing and then effect a short-form merger; or (b) propose a long-form merger in compliance with Delaware law whereby the Purchaser and General Bearing enter into a merger agreement, which would require the approval of the General Bearing Board of Directors and the vote of the stockholders of General Bearing in favor of the merger. In addition, if there are less than 300 round lot holders (stockholders who hold at least 100 shares) of General Bearing's common stock, or if General Bearing is unable to comply with another requirement for continued listing on The Nasdaq SmallCap Market as a result of the purchase of such tendered Shares, General Bearing's common stock may be delisted from The Nasdaq SmallCap Market. General Bearing's common stock also may be deregistered from the reporting requirements of the Exchange Act if there are less than 300 remaining stockholders. In any event, any Shares not tendered would remain outstanding. The Purchaser has no commitment or arrangement with any lender to finance the purchase of tendered Shares in the event the Minimum Tender Condition is not met and the Purchaser waives the condition. Further, the Purchaser currently does not know whether a second-step transaction, such as a long-form merger, or open market or privately negotiated purchases of Shares would be viable in the event the Purchaser were to waive the Minimum Tender Condition.

            In the event that the Shares are delisted from The Nasdaq SmallCap Market, the market for the Shares could be adversely affected. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

            Termination of registration of the Shares of General Bearing common stock under the Exchange Act would reduce the information required to be furnished by General Bearing to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 13(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares of General Bearing common stock. Furthermore, the ability of "affiliates" of General Bearing and persons holding "restricted securities" of General Bearing to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

            Except as otherwise described in this Offer to Purchase, the Purchaser, Seymour Gussack and David Gussack have no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving General Bearing or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of General Bearing or any of its subsidiaries; (iii) any material change in General Bearing's present dividend policy, indebtedness or capitalization; (iv) any change in the management of General Bearing (other than the Purchaser's intention to appoint a board of directors comprised solely among certain of the Continuing Stockholders after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in General Bearing's corporate structure or business. The Purchaser expressly reserves the right to change the Purchaser's business plans with respect to General Bearing based on future developments. Following the consummation of the Merger, Seymour Gussack, David Gussack, and Nina Gussack will be the directors of General Bearing.

GENERAL BEARING FINANCIAL PROJECTIONS

            General Bearing does not as a matter of course make public forecasts as to future revenues, earnings or other financial information nor has General Bearing historically prepared budget forecasts beyond the upcoming fiscal year period.

            The projections set forth below were not prepared by General Bearing with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by, independent accountants. The projections for 2004, 2005 and 2006 were based on the assumption that Company will be private and were not prepared as part of General Bearing's routine budgeting process. All of the projections reflect numerous estimates and hypothetical assumptions, all made by General Bearing, with respect to industry performance, general business, economic, market, interest rate and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond General Bearing's control. Generally, the further out the period to which forecasts relate, the more unreliable those forecasts become due to the difficulty in making accurate predictions of future events. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove to be accurate, and actual results may be materially different from those contained in the projections set forth below.

            In light of the uncertainties inherent in forward-looking information of any kind, the Purchaser cautions against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. While General Bearing has provided these projections to potential lenders, the Purchaser and General Bearing each has not made, and does not make, any representation to any person that the projections will be met. Neither the Purchaser nor General Bearing intends to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

            Set forth below is a summary of these forecasts. These forecasts should be read together with the historical financial statements of General Bearing and the cautionary statements concerning forward-looking statements beginning on page 17.

            The financial forecasts presented below are for General Bearing on a "stand-alone" basis and do not include the results of consolidated or unconsolidated subsidiaries. Financial forecasts on a consolidated basis for General Bearing were not prepared. General Bearing does not believe that inclusion of its subsidiaries would be material to an understanding of the forecasts because the majority of the sales of the subsidiaries are to General Bearing which would be eliminated in consolidation.

            General Bearing prepared two financial forecasts for 2004; one that assumes that the Company is public, and one that assumes the Offer and the Merger are consummated.(1) The 2005 and 2006 financial forecasts assume the Offer and the Merger are consummated. Financial forecasts for 2005 and 2006 were not prepared on the basis that General Bearing will be a public company. Financial projections were not prepared for 2007 and 2008. Financial forecasts for 2004 are for the full fiscal year.

                                  FISCAL YEAR ENDING
                                  ------------------

                         Assumes the Company     Assumes the Offer and the Merger
                          Remains Public(2)          are Consummated (2), (3)
                          -----------------          ------------------------
        (in thousands)           2004           2004           2005           2006
                                 ----           ----           ----           ----
Revenue                        $61,185        $61,185        $69,114        $74,602
Operating Expenses              55,490         55,490         62,616         67,372
Operating Income                 5,695          5,695          6,498          7,230
Net Income                       3,409          3,465          4,020          5,109

(1) The forecasts presented above are different in one respect from those that were provided to Keybank in connection with the financing of the Offer and the Merger. The forecasts provided to Keybank included cash received in 2004 for dividends declared in years prior to 2004 included in earnings before interest and taxes, which is consistent with General Bearing's covenants with Keybank. The forecasts presented above do not include cash received in 2004 for dividends declared in years prior to 2004 in earnings before interest and taxes, because such dividends were included in income in the years in which they were declared.
(2) The difference between the 2004 Net Income of General Bearing assuming it remains a public company and the 2004 Net Income of General Bearing assuming the Offer and the Merger are consummated is based on the following:

            o In order to obtain financing from Keybank to support the Offer and the Merger, General Bearing deemed it necessary to reduce the overall amount of its current debt. The going private forecast for 2004 assumes that General Bearing will receive $275,000 in dividend income from one of its subsidiaries in China. This amount represents General Bearing's share of the profits from this subsidiary for the

            2003 fiscal year. Historically, such profits from this subsidiary were reinvested in the subsidiary rather than paid out as cash dividends. In light of the Offer and the Merger, and in order to reduce General Bearing's overall amount of its current debt, the forecast includes the receipt of $275,000 in dividends. Dividend income is included in Net Income.

            o The Net Income of General Bearing for 2004 assuming the Offer and the Merger are consummated includes an assumption that the financing provided by Keybank would increase General Bearing's interest expense for the year by $185,000, which results in a decrease in Net Income.

As a result, the impact on net income is as follows:

Dividend income      $275,000
Additional interest ($185,000)
Subtotal             $90,000
Tax on above         $33,750
Net                  $56,250 This is the amount of the difference between the
                     2004 Net Income of General Bearing assuming it remains a public company and the 2004 Net Income of General Bearing assuming the Offer and the Merger are consummated.

(3) Operating expense forecasts for General Bearing assuming the Offer and the Merger are consummated do not include savings from the elimination of public company reporting compliance.

            The Purchaser has made certain assumptions on which the projections were based, relating to the achievement of strategic goals, objectives, and targets over the applicable periods, including assumptions related to revenue growth and cost control measures.

            General Bearing's ability to meet its estimated net income projections is dependent upon its ability to continue to monitor and control costs. General Bearing has implemented cost controls which it anticipates will continue, subject to increased spending for increased salaries and capital expenditures if and when revenues increase. In the event General Bearing is not able to maintain its cost control measures or if revenue growth targets are not achieved, General Bearing's profitability will be lower than estimated.

TRANSACTIONS BETWEEN PURCHASER OR ITS AFFILIATES AND GENERAL BEARING OR ITS AFFILIATES

Indemnification Agreement with the Independent Directors

            Pursuant to the terms of an Indemnification Agreement dated as of July 14, 2004, Seymour Gussack and David Gussack have agreed, jointly and severally, to indemnify Peter Barotz, Barbara Henagan and Ronald Fetzer, the independent members of the Board, for Costs (as defined therein) resulting from or arising out of actions or omissions of such independent directors taken or omitted to be taken on behalf of General Bearing within the scope of such independent directors' official capacities in connection with the Offer and the Offer and the transactions contemplated thereby to the fullest extent permitted by the DGCL, the Certificate of Incorporation or Bylaws of General Bearing in effect as of such date. The indemnity provided in the agreement may only be sought if and to the extent that the combination of (i) any directors and officers insurance policy maintained by General Bearing and (ii) the indemnity provided in General Bearing's Certificate of Incorporation and Bylaws is not adequate to satisfy fully such Costs.

Arrangement with Seymour Gussack

            In 2003, Seymour Gussack received a salary of $261,475, bonus of $16,033, and other compensation of $6,200. In 2004, he will receive salary and bonus as approved by the Compensation/Stock Option Committee of the Board of Directors. In accordance with applicable SEC rules, perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for Seymour Gussack.

Leases with GRC

            Pursuant to a lease dated November 1, 2003, General Bearing leases a facility located at West Nyack, New York comprising 189,833 square feet from Gussack Realty Company ("GRC"), whose members include Seymour Gussack, David Gussack and Nina M. Gussack, each a member of the Board of Directors of General Bearing. The lease term is ten years, ending on October 31, 2013, and is renewable at the option of General Bearing for an additional five years. General Bearing pays rent of $6.00 per square foot (or $1,140,000) annually, payable in monthly rent payments of $95,000. The lease provides for an increase every other year to the greater of: (i) 106% of the preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction, the numerator of which is the CPI for the area including Rockland County or if no such index is published, for Northern New Jersey in effect 90 days prior to November 1 of the new rent year, and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year.

Leases with World

            General Bearing currently subleases space to World, LLC., an entity that is 51% owned by John Stein, Secretary and General Counsel for General Bearing on a month to month basis.

Xerox Settlement

            From 1995 through May 2001, General Bearing and GRC were plaintiffs and counterclaim defendants in an action against Xerox for contamination to real property owned by GRC and previously leased by General Bearing from GRC. The action resulted in a judgment against Xerox for $1,111,483 (including sanctions awarded of $27,898) which, together with interest of $883,048 amounted to a total recovery of $1,994,530. The jury rejected Xerox's counterclaim in its entirety.

            Inasmuch as the judgment against Xerox was expressly for damage to GRC's property, and GRC expended $2.5 million in both the prosecution of GRC's and General Bearing's claims, and defense of Xerox's counterclaims against GRC and General Bearing, on May 29, 2001, General Bearing and GRC entered into an agreement whereby (i) General Bearing waived any interest in the judgment, (ii) General Bearing agreed to reimburse GRC $763,387 over the next four years with interest at 8.4% per annum from the date of the agreement, representing 30% of the litigation costs in the action and (iii) GRC released General Bearing from any further claims for indemnification for litigation expenses in connection with the action. Even though General Bearing was not legally or contractually obligated to reimburse GRC, a related party, General Bearing agreed to enter into the reimbursement agreement because General Bearing believed it was fair and equitable to do so as GRC had paid legal expenses for the benefit of General Bearing. The reimbursement is being paid to GRC in the form of additional rent payments by General Bearing of $18,780 per month for 48 months beginning in June, 2001. The entire amount of the reimbursement was charged to operations in fiscal year 2001. At May 31, 2004, General Bearing has paid $676,000 toward this agreement.

CONFLICTS OF INTEREST

            The Purchaser. The financial interests of the Purchaser are adverse, as to the Offer Price, to the financial interests of the unaffiliated stockholders. Further, if the Minimum Tender Condition is satisfied, and the Purchaser consummates the Offer and the Merger, the financing for the Offer and the Merger may be secured by the assets of General Bearing. If the Minimum Tender Condition is not satisfied, the Purchaser will be unable to finance the Offer and the Merger by securing the assets of General Bearing.

            Control of General Bearing. The Continuing Stockholders have substantial voting control over General Bearing. Collectively, the Continuing Stockholders and their affiliates own 2,461,908 Shares, which represent approximately 66% of outstanding General Bearing common stock. As a result of their voting interest, the Continuing Stockholders have the power to control the vote regarding such matters as the election of General Bearing directors, amendments to General Bearing's charter and other fundamental corporate transactions.

            Option Shares. All individuals who hold vested options, whether or not they are Continuing Stockholders and whether or not the exercise price of their options is less than the Offering Price, will receive the greater of (i) $1.00 per option, if such individual agrees to terminate any remaining unvested options, or (ii) the difference between the exercise price and the Offer Price, per option, with any unvested options accelerating upon consummation of the Merger. The Continuing Stockholders hold vested options to purchase an aggregate of 138,750 Shares with exercise prices below $4.00. Of such options, 105,000 have an exercise price of $3.08 and 33,750 have an exercise price of $3.75. As a result, in the event the Merger occurs such Continuing Stockholders will receive $138,500 in the aggregate for the Shares underlying such options.

            Directors, Officers and Employees of General Bearing. The following Continuing Stockholders hold the described positions with General Bearing:
Seymour Gussack is the founder and Chairman of the Board of Directors of General Bearing; David Gussack is Chief Executive Officer and a director of General Bearing; Robert Baruc is a director of General Bearing, Nina Gussack is a director of General Bearing; Thomas J. Uhlig is President of General Bearing; and Joseph J.C. Hoo is Vice President, Advanced Technology and China Affairs of General Bearing. These directors and officers of General Bearing hold equity interests in General Bearing. See Section 8 "The Offer--Certain Information Concerning the Continuing Stockholders and the Purchaser" beginning on page 54 and Schedule B for more information on security holdings of the Continuing Stockholders. These positions and equity interests present these individuals with actual or potential conflicts of interest in determining the fairness of the Offer to the unaffiliated stockholders.

            Following consummation of the Offer and Merger, all directors of General Bearing who are not the Continuing Stockholders intend to resign and the Purchaser anticipates that the Board of Directors of General Bearing will be comprised solely of certain of the Continuing Stockholders.

            All officers of General Bearing who are not Continuing Stockholders will continue in their positions as officers of General Bearing following consummation of the Merger.

CONDUCT OF GENERAL BEARING'S BUSINESS IF THE OFFER IS NOT COMPLETED OR IF THE MINIMUM TENDER CONDITION IS WAIVED

            If the Offer is not completed because the Majority of the Minority Condition and the Minimum Tender Condition are not satisfied, or another condition is not satisfied or waived, the Continuing Stockholders and the Purchaser expect that General Bearing's current management will continue to operate the business of General Bearing substantially as presently operated. However, in that event, or in the event that the Majority of the Minority Condition is satisfied and the Purchaser waives the Minimum Tender Condition in order to consummate the Offer, the Continuing Stockholders or the Purchaser may consider:

            o Engaging in open market or privately negotiated purchases of Shares to increase the Purchaser's aggregate ownership of the Shares to at least 90% of the then outstanding Shares of common stock of General Bearing and then effecting a short-form merger; or

            o Proposing that the Purchaser and General Bearing enter into a merger agreement, which would require the approval of the General Bearing Board of Directors and the vote of the stockholders of General Bearing in favor of the merger.

            In addition, if there are less than 300 round lot holders (stockholders who hold at least 100 shares) of General Bearing's common stock, or if General Bearing is unable to comply with another requirement for continued listing on The Nasdaq SmallCap Market as a result of the purchase of such tendered Shares, General Bearing's common stock may be delisted from The Nasdaq SmallCap Market. General Bearing's common stock also may be deregistered from the reporting requirements of the Exchange Act if there are less than 300 remaining stockholders. In any event, any Shares not tendered would remain outstanding.

            If the Purchaser decides to pursue an alternative transaction, there is no assurance that such a transaction would be consummated or at what price, and it might take considerably longer for the stockholders of General Bearing to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the stockholders of General Bearing that are more or less than or the same as the Offer Price. However, the Purchaser has no commitment or arrangement with any lender to finance the purchase of tendered Shares in the event the Minimum Tender Condition is not met and the Purchaser waives the condition. Further, the Purchaser currently does not know whether a second-step transaction, such as a long-form merger, or open market or privately negotiated purchases of Shares would be viable in the event the Purchaser were to waive the Minimum Tender Condition.

                                    THE OFFER

1. TERMS OF THE OFFER

            This Offer is for the purchase of all of the outstanding Shares, excluding shares owned by the Purchaser and the Continuing Stockholders and their affiliates. As of July 14, 2004, 1,306,064 Shares are being sought in the

Offer. In addition, as of July 14, 2004, there were a total of 340,900 vested options, of which 180,500 such options had an exercise price less than the Offer Price, which may also be subject to this Offer.

            Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Offer-Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), the Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, "The Offer--Rights of Withdrawal." The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on August 13, 2004 unless and until the Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The period until 12:00 midnight, Eastern Standard Time, on August 13, 2004 as such may be extended is referred to as the "Offering Period."

            Subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4, "The Offer--Rights of Withdrawal."

            Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

                  (i) To delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, "The Offer--Certain Conditions of the Offer;" and

                  (ii) To waive any condition other than the Majority of the Minority Condition and to set forth or change any other term and condition of the Offer except as otherwise specified in
                  Section 11, "The Offer--Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

            Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

            If, during the Offering Period, the Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. Notwithstanding the foregoing, in no event shall the Purchaser decrease the percentage of Shares being sought such that it will seek less than the majority of the outstanding Shares that are not shares beneficially owned by the Continuing Stockholders and the executive officers of General Bearing pursuant to the Majority of the Minority Condition. The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

            The Purchaser and the Continuing Stockholders have exercised their rights as stockholders of General Bearing to request General Bearing's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. General Bearing has provided the Purchaser with General Bearing's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

            Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. Subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, in anticipation of governmental regulatory approvals. See Section 11, "The Offer--Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

                  (i) Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

                  (ii) A properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

                  (iii) Any other required documents.

            For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

            If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Offer--Procedures for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), promptly following expiration or termination of the Offer.

            The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

            Valid Tender. To tender Shares pursuant to the Offer:

                  (i) A properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

                  (ii) Such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

                  (iii) The tendering stockholder must comply with the guaranteed delivery procedures set forth below.

            The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

            Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

            Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

            Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

                  (i) Such tender is made by or through an Eligible Institution;

                  (ii) A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

                  (iii) The certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq SmallCap Market is open for business.

            The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

            THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

            Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

            Tender Constitutes An Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

            Appointment Of Proxies. By executing a Letter of Transmittal as set forth above subject to the right of withdrawal discussed below, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of General Bearing, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

            Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

4. RIGHTS OF WITHDRAWAL

            Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to August 13, 2004, the expiration of the Offering Period, unless extended pursuant to Section 1, "The Offer--Terms of the Offer" and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after the Expiration Date unless extended pursuant to Section 1, "The Offer--Terms of the Offer."

            For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, "The Offer--Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Continuing Stockholders, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

            Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3, "The Offer--Procedures for Tendering Shares," at any time prior to the Expiration Date.

            If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment of Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this
Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

            The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

            The United States federal income tax consequences set forth below are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of General Bearing. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

            The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses. The tax consequences to a stockholder could be different if the Offer but not the Merger is consummated and if either (i) the stockholder does not tender all of its Shares or (ii) the stockholder tenders some or all of its Shares but is deemed to own `constructively' Shares owned by certain related stockholders (including certain family members) that do not tender all of their Shares in the Offer. In either case, depending on the stockholder's particular circumstances, the payment received by the stockholder in the Offer may be taxed as a distribution rather than as a payment in exchange for the stockholder's Shares. Although a payment taxed as a distribution generally would, like long-term capital gain, be taxed at a rate of 15%, under some circumstances a stockholder may not be able to offset its basis in the tendered Shares against the payment received for the Shares in determining the amount subject to tax.

            Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 28% rate. Backup withholding generally applies if a holder (i) fails to furnish its social security number or other TIN, (ii) furnishes an incorrect TIN, (iii) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

            All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

            THE INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN SHARES

            Price Range of Shares. The Shares are currently listed and traded on The Nasdaq SmallCap Market under the symbol "GNRL." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares based upon public sources:

                                CALENDAR QUARTER HIGH AND LOW SALES PRICES

               Quarter                          High                        Low
               -------                          ----                        ---
        2001 - First Quarter                    $6.38                      $4.78
        2001 - Second Quarter                   $6.00                      $3.01
        2001 - Third Quarter                    $3.79                      $2.66
        2001 - Fourth Quarter                   $3.50                      $2.66
        2002 - First Quarter                    $3.64                      $2.65
        2002 - Second Quarter                   $4.18                      $3.23
        2002 - Third Quarter                    $4.50                      $2.91
        2002 - Fourth Quarter                   $3.23                      $2.70
        2003 - First Quarter                    $3.21                      $2.55
        2003 - Second Quarter                   $4.15                      $2.50
        2003 - Third Quarter                    $4.17                      $3.27
        2003 - Fourth Quarter                   $3.77                      $2.60
        2004 - First Quarter                    $3.51                      $2.93
        2004 - Second Quarter                   $3.85                      $2.88

            *On April 28, 2004, the last full trading day before the public announcement of the Purchaser's expression of interest in taking General Bearing private, the reported closing price of the Shares was $3.04 per Share on The Nasdaq SmallCap Market.

            **On July 14, 2004, the second to last day before the commencement of the Offer at $4.00 per Share, the reported closing price of the Shares was $3.82 per share on The Nasdaq SmallCap Market.

            Dividends. To date, General Bearing has never declared or paid cash dividends on the Shares. General Bearing may pay dividends subject to compliance with the consolidated fixed charge coverage ratio as defined in its existing credit facility with Keybank.

                             TRANSACTIONS IN SHARES

            Over the past two years neither the Purchaser nor any of the Continuing Stockholders have purchased any General Bearing securities. During such period Seymour Gussack, David Gussack, Robert Baruc and Nina Gussack, each received two thousand shares of Company common stock, per year, pursuant to the Company's director compensation program. Neither the Purchaser nor any of the Continuing Stockholders have had any transaction in any General Bearing securities with the past 60 days of the date hereof.

7. CERTAIN INFORMATION CONCERNING GENERAL BEARING

            The information concerning General Bearing contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. The Continuing Stockholders and the Purchaser have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, or of any failure by General Bearing to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Continuing Stockholders or the Purchaser.

            Stockholders are urged to review publicly available information concerning General Bearing before acting on the Offer.

            General. General Bearing is a Delaware corporation with its principal corporate offices located at 44 High Street, West Nyack, New York 10994 (telephone number 845.358.6000). General Bearing has described its business as follows:

            General Bearing, through its operating subsidiaries, manufacturers ball bearings, tapered roller bearings, spherical roller bearing and cylindrical bearings, and bearing components. Under "The General" and the "Hyatt" trademarks, the Company supplies original equipment manufacturers in the automobile, truck/trailer, railcar, office equipment, machinery and appliance industries, as well as the industrial aftermarket.

            Intent To Tender; Recommendation; General Bearing Opinion. The Purchaser has been advised that, as of July 14, 2004, the directors who are not Continuing Stockholders have not decided whether they will tender their Shares in the Offer. The Purchaser has been advised that William F. Kurtz, Vice President and Director of Operations intends to tender his Shares in the Offer. As of July 14, 2004, none of General Bearing's other executive officers who are not also Continuing Stockholders own any Shares. General Bearing is preparing a Solicitation/Recommendation Statement on Schedule 14D-9 containing additional information regarding the determination by the General Bearing Board of Directors to express no opinion and remain neutral toward the Offer. The Solicitation/Recommendation Statement is being sent to stockholders concurrently with this document. A discussion of the recommendation is also included in this Offer. See "SPECIAL FACTORS--Background of the Offer" and "SPECIAL FACTORS--Recommendation of the Board of Directors; Fairness of the Offer and the Merger" for more detailed information.

            Available Information. General Bearing is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning General Bearing's directors and officers, their remuneration, stock options granted to them, the principal holders of General Bearing's securities, any material interests of such persons in transactions with General Bearing and other matters is required to be disclosed in proxy statements distributed to General Bearing's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

            The following table sets forth summary historical consolidated financial data for General Bearing as of and for each of the fiscal years ended January 3, 2004 and December 28, 2002.

            This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in General Bearing's Annual Report on Form 10-K for the fiscal years ended January 3, 2004 and December 28, 2002, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by General Bearing with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "--Available Information" beginning on page 53.

                                                      Fiscal Quarter Ended                     Fiscal Year Ended

                                               April 3, 2004       March 29, 2003     January 3, 2004    December 28, 2002
STATEMENTS OF INCOME DATA:
Operating revenue                               $ 18,304,000        $ 16,188,000        $ 61,463,000        $ 60,306,000
Total operating costs and expenses                16,821,000          14,292,000          59,047,000          55,884,000
Income (loss) from operations                      1,483,000           1,896,000           2,416,000           4,422,000
Net income (loss)                                    687,000           1,090,000           1,162,000          (2,084,000)
Income (loss) per share - basic                 $       0.18        $       0.28        $       0.30        ($      0.54)
Income (loss) per share - diluted               $       0.18        $       0.28        $       0.30        ($      0.54)
Cash dividends declared per common share                  --                  --                  --                  --

                                                      Fiscal Quarter Ended                     Fiscal Year Ended

                                               April 3, 2004       March 29, 2003     January 3, 2004    December 28, 2002

BALANCE SHEET DATA (AT END OF PERIOD):
Total current assets                            $ 41,799,000        $ 51,500,000        $ 44,056,000        $ 49,099,000
Total noncurrent assets                            4,749,000           5,694,000           4,709,000           4,502,000
Net Property and Equipment                        20,840,000          20,585,000          21,482,000          21,308,000
Total assets                                      67,388,000          77,779,000          70,247,000          74,909,000
Total current liabilities                         18,505,000          36,591,000          22,347,000          34,898,000
Total noncurrent liabilities                      25,696,000          18,643,000          25,429,000          18,552,000
Stockholders' equity                              23,187,000          22,545,000          22,471,000          21,459,000

            General Bearing historically has not reported a ratio of earnings to fixed charges.

8. CERTAIN INFORMATION CONCERNING THE CONTINUING STOCKHOLDERS AND THE PURCHASER

            General. The Purchaser is a Delaware corporation that currently does not own any Shares or conduct any business. The Purchaser is currently controlled by Seymour Gussack and David Gussack. Immediately preceding the closing of the Offer, pursuant to the terms of an exchange agreement, all of the Continuing Stockholders will exchange their Shares of General Bearing for shares of Purchaser, after which the Purchaser will be owned by the Continuing Stockholders in the same proportion as their current ownership in General Bearing. The principal executive offices of the Purchaser is located at 44 High Street, West Nyack, New York 10994.

            For a description of each of the Continuing Stockholders and their beneficial ownership in shares of General Bearing's common stock, see Schedule B.

            Seymour Gussack, a United States citizen, founded General Bearing in 1958 and has served as Chairman of the Board of Directors and a director of General Bearing since its formation. Seymour Gussack is a director of Shanghai General Bearing Co. ("SGBC"), Ningbo General Bearing Company, Ltd. ("NGBC") and Jiangsu General Ball & Roller Company ("JGBR"). SGBC, NGBC and JGBR are joint ventures in which General Bearing participates. He is also the Chairman of the Board of Directors and a director of World and a member of GRC. Seymour Gussack's son is David Gussack, CEO of General Bearing and a Director. Seymour Gussack is also the father of Nina M. Gussack, a General Bearing director and father-in-law of Robert E. Baruc, a General Bearing director.

            David Gussack, a United States citizen, became Chief Executive Officer of General Bearing in February 2004 and has been a director of General Bearing since 1987. David Gussack has held various positions with General Bearing since 1979, including President from 1993 to February 2004, Executive

Vice President from 1991 to 1992, General Manager of the OEM Division from 1988 to 1990, Supervisor and Coordinator, Hyatt Absorption Project from 1987 to 1988, Plant Manager from 1986 to 1987, Office Facilities Manager from 1985 to 1986, and Manager of Special Projects from 1983 to 1985. David L. Gussack is a director of SGBC, NGBC and JGBR. He is also a director of World and a member of GRC. David Gussack is a graduate of the University of Pennsylvania. David Gussack's father is Seymour Gussack, Chairman of the Board of Directors of General Bearing. David Gussack is also the brother of Nina M. Gussack, a General Bearing director and brother-in-law of Robert E. Baruc, a General Bearing director.

            During the last five years, neither the Purchaser, Seymour Gussack nor David Gussack have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

            Except as set forth in this Offer to Purchase, none of (1) the Purchaser, (2) Seymour Gussack or David Gussack or (3) any associate or majority-owned subsidiary of the Purchaser beneficially owns any equity security of General Bearing. See Schedule B.

            Except as set forth in this Offer to Purchase, neither the Purchaser nor Seymour Gussack or David Gussack has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of General Bearing, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of General Bearing, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

            Except as set forth in this Offer to Purchase, neither the Purchaser nor Seymour Gussack or David Gussack has any security of General Bearing that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security

            Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between the Purchaser, Seymour Gussack or David Gussack and General Bearing or any of General Bearing's affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of General Bearing's consolidated revenues for the fiscal year ended December 28, 2002 for transactions in 2002 and for the fiscal year ended January 3, 2004 for transactions in 2003.

            Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between the Purchaser and General Bearing or any executive officer, director or affiliate of General Bearing that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

            The Purchaser, Seymour Gussack and David Gussack have made no arrangements in connection with the Offer to provide holders of Shares access to the Purchaser's corporate files or to obtain counsel or appraisal services at their expense. For discussion of appraisal rights, see Section 9, "The Offer--Merger; Appraisal Rights; Rule 13e-3."

            Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between the Purchaser or Seymour Gussack or David Gussack, on the one hand, and General Bearing or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of General Bearing's securities, an election of General Bearing's directors, or a sale or other transfer of a material amount of assets of General Bearing, nor, to the best knowledge of Seymour Gussack, David Gussack and the Purchaser, have there been any negotiations or material contacts between (i) any affiliates of General Bearing or (ii) General Bearing or any of its affiliates and any person not affiliated with General Bearing who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, neither Seymour Gussack, David Gussack nor the Purchaser has since the date hereof had any transaction with General Bearing or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer. However, in April, 2003, Seymour Gussack and David Gussack nominated Ronald Fetzer to be appointed independent director following the resignation of Fred Groveman from the Board of Directors. This nomination was not related to the Offer or any other consideration of a going private transaction.

            Intent To Tender. As of July 14, 2004, the Continuing Stockholders do not intend to tender their Shares in the Offer. The Purchaser has been advised that, as of July 14, 2004, the directors who are not Continuing Stockholders have not decided whether they will tender their Shares in the Offer. The Purchaser has been advised that William F. Kurtz, Vice President and Director of Operations intends to tender his Shares in the Offer. As of July 14, 2004, none of General Bearing's other executive officers who are not also Continuing Stockholders own any Shares.

9. MERGER; APPRAISAL RIGHTS; RULE 13e-3

            Merger. If, pursuant to the Offer, the Purchaser acquires Shares which, together with shares beneficially owned by the Purchaser and its affiliates, constitute at least 90% of the outstanding Shares of General Bearing common stock, the Continuing Stockholders currently intend to transfer (and cause any such affiliates to transfer) the Shares owned by the Continuing Stockholders and any such affiliates to the Purchaser to permit the Purchaser to consummate a "short-form" merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if the Purchaser owns at least 90% of the outstanding shares of General Bearing, the Purchaser may merge with and into General Bearing. Under Section 253 of the DGCL, such a merger of General Bearing with and into the Purchaser would not require the approval or any other action on the part of the Board of Directors or the stockholders of General Bearing. In order to accomplish the Merger, (i) the board of directors of the Purchaser must adopt a resolution to so merge, which includes the terms and conditions of the Merger, (ii) the Purchaser must file a certificate of ownership and merger with the Secretary of State of the State of Delaware; and (iii) the plan of merger must be approved by a majority of the outstanding stock of the Purchaser. The Purchaser intends to effect the Merger without a meeting of the stockholders of General Bearing. The Merger will occur immediately after completion of the Offer.

            THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

            Appraisal Rights. Under Delaware law, if you do not wish to accept $4.00 per Share in cash as provided in the merger agreement, you have the right to exercise appraisal rights and seek an appraisal of the fair value of your Shares conducted by the Delaware Court of Chancery. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL to perfect their rights. A copy of Section 262 is attached as Schedule A. Appraisal rights may also be available in the event the Purchaser and General Bearing agree to a long-form merger following the consummation of the Offer where the Purchaser waives the Minimum Tender Condition and less than 90% of the Shares are tendered.

            Section 262 requires that stockholders be notified either before the effective date of the Merger or within 10 days after the effective date of the Merger of the approval of the Merger and that appraisal rights will be available. A copy of Section 262 must be included with such notice. THIS OFFER CONSTITUTES OUR NOTICE TO YOU OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER.

            If the Merger is consummated, then either General Bearing before the effective date of the Merger or the surviving or resulting corporation within 10 days thereafter shall notify each of the stockholders of General Bearing who are entitled to appraisal rights of the approval of the Merger and that appraisal rights are available for any or all Shares of stock of General Bearing, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger, shall, also notify such stockholders of the effective date of the Merger. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from General Bearing the appraisal of such holder's Shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's Shares. For purposes of determining the stockholders entitled to receive either notice, General Bearing may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

            Within 120 days after the effective time of the Merger, either General Bearing or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from General Bearing during this 120-day period a statement setting forth (i) the aggregate number of shares with respect to which demands for appraisal have been received, and (ii) the aggregate number of holders of such shares. General Bearing does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

            At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept $4.00 per Share for his, her or its Shares of General Bearing common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to General Bearing, General Bearing then will be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their Shares and who have not reached an agreement with General Bearing as to the value of their Shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who demanded an appraisal of their Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with such directions, the Chancery Court may dismiss the proceedings as to such stockholder.

            After determination of the stockholders entitled to appraisal of their Shares of common stock, the Chancery Court will appraise the Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such Shares.

            In determining fair value, the Chancery Court is required to take into account all relevant factors. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF THE SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME OR LESS THAN THE $4.00 PER SHARE YOU WOULD RECEIVE IN THE MERGER IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

            Costs of the appraisal proceeding may be imposed upon General Bearing and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all Shares entitled to appraisal.

            Any stockholder who demands appraisal rights will not, after the effective time of the Merger, be entitled to vote Shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such Shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger within 60 days after the effective time, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the $4.00 per Share merger consideration for Shares of his or her General Bearing common stock. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Merger may be made only with the written approval of General Bearing.

            The foregoing is intended as a brief summary of the material provisions of the Delaware statutory procedures required to perfect a stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements, does not purport to summarize the procedures for perfecting appraisal rights in the event of a long-form merger, and is qualified in its entirety by reference to the full text of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Schedule A and consult with legal counsel.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

            Rule 13e-3. Because the Purchaser and the Continuing Stockholders are affiliates of General Bearing, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning General Bearing and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders unaffiliated with the Purchaser and the Continuing Stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. The Purchaser and the Continuing Stockholders have provided such information in this Offer to Purchase.

10. SOURCE AND AMOUNT OF FUNDS

      The Purchaser has obtained a financing commitment from Keybank, N.A. ("Lender") to provide the Purchaser with up to $6 million in debt financing in connection with the Offer (the "Acquisition Loan"). Additionally, Lender has agreed that its existing $21 million revolving line of credit with General Bearing (the "Credit Agreement") will remain in effect upon closing of the Merger. Proceeds of the Acquisition Loan and funds available under the Credit Agreement will be used to fund payment for any remaining Shares cashed out as a result of the Merger and for expenses. There is a possibility that the Purchaser will not obtain such funds due to various conditions in the commitment letter not being met. The amount of funds required to purchase the maximum amount of outstanding Shares that are being sought in the Offer is approximately $5,224,256.

      The Purchaser currently has no other financing arrangements or alternative financing plans in place in the event that funding pursuant to the commitment letter (the "Commitment Letter") and the supplemental commitment letter (the "Supplemental Letter") from Lender is unavailable. In addition, the Purchaser has no current plans or arrangements to finance or repay, other than in accordance with its terms the Acquisition Loan.

      The Acquisition Loan is conditioned upon, among other things:

      o The preparation, execution and delivery of mutually acceptable loan documentation;

      o Keybank's completion of, and its reasonable satisfaction in all respects with the results of, its ongoing due diligence investigation of the business, assets, financial condition, prospects and material agreements of the Purchaser, General Bearing and its subsidiaries;

      o Absence of a material adverse change in the condition (financial or otherwise), operations, properties, prospects of the Purchaser, General Bearing or any of its subsidiaries;

      o The accuracy of all representations that the Purchaser and General Bearing make to Keybank and all information that the Purchaser and General Bearing furnish to Keybank;

      o     Closing of the Acquisition Loan on or before August 31, 2004; and

      o     Personal Guarantees of Seymour Gussack and David Gussack.

      Borrowings under the Acquisition Loan shall be secured by all of the collateral under the Credit Agreement. Both Seymour Gussack and David Gussack have stated that they will not guarantee any additional financing. Therefore, stockholders should not expect that the Purchaser will further increase the offer price.

      The interest rate applicable to amounts borrowed under the Acquisition Loan will be either, (i) the Base Rate plus a range of between 150 to 275 basis points per annum, depending on the Company's Consolidated Funded Debt Ratio or
(ii) LIBOR plus a range of between 275 to 400 basis points per annum, depending on the Company's Consolidated Funded Debt Ratio. Based Rate is defined as the greater of (a) the Keybank National Association Prime Rate or (b) one-half of one percent in excess of the Federal Funds Effective Rate. The Acquisition Loan will mature five years from the date the final loan documentation is signed, which is expected to be on or about the date of payment under the Offer.

      The Purchaser shall pay all expenses including reasonable legal, accounting, search and filing and any other expenses incurred in structuring, documenting, closing, monitoring or the enforcement of agreements, whether or not the Loan closes.

      This summary of the Acquisition Loan does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter and the Supplemental Letter, which are filed as exhibits to Schedule TO and which are incorporated herein by reference, and any further documents or instruments that the Purchaser may enter into in connection with the Acquisition Loan.

      The Purchaser has no commitment or arrangement with Keybank or any other lender to finance the purchase of tendered Shares in the event the Minimum Tender Condition is not met and the Purchaser waives the condition. Further, the Purchaser currently does not know whether a second-step transaction, such as a long-form merger, or open market or privately negotiated purchases of Shares would be viable in the event the Purchaser were to waive the Minimum Tender Condition.

11. CERTAIN CONDITIONS OF THE OFFER

            Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offering Period, the Majority of the Minority Condition has not been satisfied; (ii) at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied and the Purchaser has not waived the condition; or (iii) at or prior to the time of the expiration of the Offer, any of the following events shall occur:

            (a) Any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding or application shall be pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or that would reasonably be expected to, directly or indirectly:

                  (i) Make illegal or otherwise prohibit consummation of the Offer;

                  (ii) Prohibit or materially limit the ownership or operation by the Purchaser of all or any material portion of the business or assets of General Bearing;

                  (iii) Impose material limitations on the ability of the
                        Purchaser to effect the Merger or to effectively acquire, hold or exercise full rights of ownership of Shares, including the right to vote any Shares acquired by the Purchaser pursuant to the Offer on all matters properly presented to General Bearing's stockholders;

                  (iv) Required divestiture by the Continuing Stockholders or the Purchaser of any Shares; or

            (b) Any statute, including, without limitation, any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or that would reasonably by expected to result in any of the consequences referred to in paragraph (a) above; or

            (c) Any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of General Bearing or any of its subsidiaries; or

            (d) There shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

            (e) Any tender or exchange offer with respect to some or all of the outstanding Shares of common stock of General Bearing (other than the Offer), or a merger, acquisition or other business combination proposal for General Bearing (other than the Offer and the Merger), shall have been proposed, announced or made by any person, entity or group;

            (f) Acting through its board of directors, the Purchaser shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

            (g) There shall have occurred or be in existence any other event, circumstance or condition, which, in the reasonable judgment of the Purchaser, would prevent the Purchaser from effecting the Merger following the completion of the Offer; or

            (h) Any event which in the reasonable judgment of the Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.

            The foregoing conditions are for the sole benefit of the Purchaser and the Continuing Stockholders and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser or the Continuing Stockholders) giving rise to any such conditions or may be waived by the Purchaser in its reasonable discretion, in whole or in part at any time and from time to time prior to the expiration of the Offer. Any reasonable determination by the Purchaser with respect to any of the foregoing conditions (including without limitation, the satisfaction of such conditions) shall be final and binding on all parties. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration of the Offer Period and from time to time prior to the expiration of the Offer Period. NOTWITHSTANDING THE FOREGOING, THE PURCHASER SHALL NOT PURCHASE SHARES IN THE OFFER UNLESS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, EXCLUDING SHARES BENEFICIALLY OWNED BY THE CONTINUING STOCKHOLDERS AND THE EXECUTIVE OFFICERS WHO ARE NOT THE CONTINUING STOCKHOLDERS OF GENERAL BEARING, ARE VALIDLY TENDERED AND NOT WITHDRAWN.

            A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. The Purchaser may not assert any of the foregoing conditions as a result of an act or omission by General Bearing.

12. DIVIDENDS AND DISTRIBUTIONS

            If, on or after the date hereof, General Bearing should (i) split, combine or otherwise change the shares of General Bearing common stock or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional shares of General Bearing common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares of General Bearing common stock issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 11, "The Offer--Certain Conditions of the Offer," the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

            If, on or after the date hereof, General Bearing should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on General Bearing's stock transfer records, then, subject to the provisions of Section 11, "The Offer--Certain Conditions of the Offer," (i) the Offer Price and other terms of the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

13. CERTAIN LEGAL MATTERS

            General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to General Bearing, the Purchaser and the Continuing Stockholders are not aware of any licenses or other regulatory permits which appear to be material to the business of General Bearing and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, the Purchaser does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to General Bearing's or the Purchaser's business or that certain parts of General Bearing's or the Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Offer--Certain Conditions of the Offer."

            Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisitions may not be consummated without first filing a pre-merger notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission and without the termination or expiration of the waiting period requirements. However, the Offer is not a reportable transaction under the HSR Act because, as a result of the transaction, no individual acquiring person will hold voting securities and/or assets of the acquired person with a value in excess of $50 million.

            Delaware General Corporation Law. General Bearing is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (meaning a person who owns 15% or more of the corporation's outstanding voting stock and the affiliates of such person) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless certain exceptions apply.

            The Continuing Stockholders and the Purchaser believe that the DGCL's restrictions do not apply to this Offer or the Merger because the Purchaser has been an affiliate of Seymour Gussack and David Gussack for more than three years, and Seymour Gussack and David Gussack each have held their shares of General Bearing common stock for more than three years.

            Federal Reserve Board Regulations. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

            State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Pennsylvania ruled that four Pennsylvania takeover statutes were unconstitutional as applied to corporations incorporated outside Pennsylvania. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

            General Bearing conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither the Continuing Stockholders nor the Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither the Continuing Stockholders nor the Purchaser has attempted to comply with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 11, "The Offer--Certain Conditions of the Offer."

14. CERTAIN EFFECTS OF THE OFFER

            Participation In Future Growth. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of General Bearing and will not have the right to vote on corporate matters relating to General Bearing. If the Offer and the Merger are completed, the Purchaser, who will own 100% of the shares, will own a 100% interest in the net book value and net earnings of General Bearing and will benefit from any future increase in the value of General Bearing. Similarly, the Purchaser will bear the risk of any decrease in the value of General Bearing and you will not face the risk of a decline in the value of General Bearing.

            Stock Quotation. The Shares are quoted on The Nasdaq SmallCap Market. According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on The Nasdaq SmallCap Market if, among other things,

            o     The number of shares publicly held is less than 500,000;

            o     There are fewer than 300 holders of round lots;

            o     The market value of publicly held shares is below $1,000,000;

            o     Stockholder's equity is less than $2,500,000; or

            o There are fewer than two registered and active market makers for the Shares.

            Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. Based on information received from General Bearing, as of the close of business on July 14, 2004, there were 3,767,972 Shares outstanding.

            If the Shares were to cease to be quoted on The Nasdaq SmallCap Market, the market for the Shares could be adversely affected. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

            Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following a delisting by Nasdaq, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

            Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by General Bearing upon application to the SEC if the outstanding Shares of General Bearing common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares of General Bearing common stock. Termination of registration of the Shares of General Bearing common stock under the Exchange Act would reduce the information required to be furnished by General Bearing to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares of General Bearing common stock. Furthermore, the ability of "affiliates" of General Bearing and persons holding "restricted securities" of General Bearing to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." The Purchaser intends to seek to cause General Bearing to apply for termination of registration of the Shares as soon as possible after completion of the Offer and the Merger, if the requirements for termination of registration are met. The Purchaser also may cause General Bearing to apply for termination of registration of the Shares in the event that the Purchaser waives the Minimum Tender Condition and does not own at least 90% of the outstanding Shares after consummating the Offer.

15. FEES AND EXPENSES

            Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

            The Purchaser has retained The Altman, Group Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and the Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

            The Purchaser has retained American Stock Transfer and Trust Company to act as the Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

            In addition, General Bearing will incur its own fees and expenses in connection with the Offer.

            The following is an estimate of the fees and expenses to be incurred by the Purchaser:

                              TYPE OF FEE                                 AMOUNT
                              -----------                                -------

        Filing Fees                                                     $    662
        Financial Advisors' Fees and Expenses                                  0
        Accounting Fees and Expenses                                           0
        Depositary Fees                                                    7,500
        Information Agent Fees                                             8,000
        Legal, Printing and Miscellaneous Fees and Expenses              350,000
                                                                        --------
                                                             TOTAL      $366,162

16. MISCELLANEOUS

            The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

            Neither the Purchaser nor the Continuing Stockholders is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

            The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement includes within it the information required by the SEC's Statement on Schedule 13e-3 relating to "going private" transactions. Such Tender Offer Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, "The Offer--Certain Information Concerning General Bearing."

            No person has been authorized to give any information or make any representation on behalf of the Purchaser or the Continuing Stockholders not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Dated: July 16, 2004

GBC Acquisition Corp.

Seymour I. Gussack

David L. Gussack

                                   SCHEDULE A

EXCERPTS FROM THE DELAWARE GENERAL CORPORATION LAW RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262.

ss.262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, ss. 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, ss. 24; 57 Del. Laws, c. 148,
ss.ss. 27-29; 59 Del. Laws, c. 106, ss. 12; 60 Del. Laws, c. 371, ss.ss. 3-12;
63 Del. Laws, c. 25, ss. 14; 63 Del. Laws, c. 152, ss.ss. 1, 2; 64 Del. Laws, c.
112, ss.ss. 46-54; 66 Del. Laws, c. 136, ss.ss. 30-32; 66 Del. Laws, c. 352, ss.
9; 67 Del. Laws, c. 376, ss.ss. 19, 20; 68 Del. Laws, c. 337, ss.ss. 3, 4; 69
Del. Laws, c. 61, ss. 10; 69 Del. Laws, c. 262, ss.ss. 1-9; 70 Del. Laws, c. 79,
ss. 16; 70 Del. Laws, c. 186, ss. 1; 70 Del. Laws, c. 299, ss.ss. 2, 3; 70 Del.
Laws, c. 349, ss. 22; 71 Del. Laws, c. 120, ss. 15; 71 Del. Laws, c. 339, ss.ss.
49-52; 73 Del. Laws, c. 82, ss. 21.)

                                   SCHEDULE B

            CERTAIN INFORMATION CONCERNING PURCHASER

            Set forth below is information concerning the Continuing Stockholders, including name, present principal occupation, and address each of each Continuing Stockholder as well as information concerning each of the Continuing Stockholders' security holdings of General Bearing.

            o     GBC Acquisition Corp., 44 High Street, West Nyack, NY 10994;

            o Robert Baruc, a United States citizen, President of Screen Media Films, 757 Third Ave., New York, NY 10017;

            o Adam Bellin, a United States citizen, college student, 16 Avondale Road, White Plains, NY 10605;

            o Amy Gussack, a United States citizen, employed by O-Positive, 316 East Diamond Avenue, Suite 203, Gaithersburg, MD 20877;

            o David L. Gussack, a United States citizen, Chief Executive Officer of General Bearing Corp., 44 High Street, West Nyack, NY 10994;

            o Faith Gussack, a United States citizen, 160 Broad Brook Road, Bedford Hills, NY 10507;

            o Lisa Gussack, a United States citizen , Midwife, 16 Avondale Road, White Plains, NY 10605;

            o Nina Gussack, a United States citizen, attorney and partner at Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, PA 19103;

            o Seymour Gussack, a United States citizen, Chairman of the Board of Directors of General Bearing Corp., 44 High Street, West Nyack, NY 10994;

            o Joseph J.C. Hoo, a United States citizen, Vice President, Advanced Technology and China Affairs of General Bearing Corp., 44 High Street, West Nyack, NY 10994;

            o Kermit Moyer, a United States citizen, professor at American University, Massachusetts & Nebraska Avenues, Washington D.C. 20016;

            o Allan Septimus, a United States citizen, employed in Special Situations Division of Oscar Gruss & Son, 74 Broad Street, New York, NY 10004; and

            o Allan Stein, a United States citizen, professor at Rutgers Law School, 217 N. 5th Street, Camden, NJ 08102.

            o Thomas J. Uhlig, a United States citizen, President of General Bearing Corp., 44 High Street, West Nyack, NY 10994.

            The following sets forth the beneficial ownership of Shares of common stock of General Bearing for each of the Continuing Stockholders:

            o GBC Acquisition Corp. does not hold any Shares of common stock.

            o 300,464 Shares of common stock are held by Faith Gussack and 17,882 Shares of common stock (including 5,000 Shares purchasable upon the exercise of options that are currently exercisable or exercisable within 60 days of the date of this filing) are held by Robert Baruc. Faith Gussack and Robert Baruc are married and hold 500 Shares of common stock jointly. Faith Gussack and Robert Baruc are the parents of Jonathan Baruc and Rebecca Baruc. 8,978 Shares of common stock are held in the name of Jonathan Baruc. 8,978 Shares of common stock are held in the name of Rebecca Baruc. Both children are under the age of 18 and live with their parents. In addition, Faith Gussack may be deemed to be the beneficial owner of the 5,000 Shares of common stock held by Gussack Realty LLC, a New York limited liability company ("Realty Company"), of which Faith Gussack is a member.

            o 365,890 Shares of common stock are held by Amy Gussack and 13,080 Shares of common stock are held by Kermit Moyer. Amy Gussack and Kermit Moyer are married. In addition, Amy Gussack may be deemed to be the beneficial owner of the 5,000 Shares of common stock held by Realty Company, of which Amy Gussack is a member.

            o 700,840 Shares of common stock (including 130,000 Shares purchasable upon the exercise of options that are currently exercisable or exercisable within 60 days of the date of this filing) are held by David Gussack. David Gussack is the parent of Natasha Eve Gussack. 8,978 Shares of common stock are held in the name of Natasha Eve Gussack. Natasha Eve Gussack is under the age of 18 and lives with her parents. In addition, David Gussack may be deemed to be the beneficial owner of the 5,000 Shares of common stock held by Realty Company, of which David Gussack is a member.

            o 148,643 Shares of common stock are held by Lisa Gussack and 9,178 Shares of common stock are held by Allan Septimus. Lisa Gussack and Allan Septimus are married and the parents of Sophie Rose Bellin. 8,978 Shares of common stock are held in the name of Sophie Rose Bellin. Sophie Rose Bellin is under the age of 18 and lives with her parents. In addition, Lisa Gussack may be deemed to be the beneficial owner of the 5,000 Shares of common stock held by Realty Company, of which Lisa Gussack is a member.

            o     17,182 Shares of common stock are held by Adam Bellin.

            o 593,240 Shares of common stock (including 5,000 Shares purchasable upon the exercise of options that are currently exercisable or exercisable within 60 days of the date of this filing) are held by Nina Gussack and 13,280 Shares of common stock are held by Allan Stein. Nina Gussack and Allan Stein are married and the parents of Benjamin Stein and Daniel Stein. 4,876 Shares of common stock are held in the name of Benjamin Stein. 4,876 Shares of common stock are held in the name of Daniel Stein. Both children are under the age of 18 and live with their parents. In addition, Nina Gussack may be deemed to be the beneficial owner of the 5,000 Shares of common stock held by Realty Company, of which Nina Gussack is a member.

            o 318,986 Shares of common stock (including 15,000 Shares purchasable upon the exercise of options that are currently exercisable or exercisable within 60 days of the date of this filing) are held by Seymour Gussack. In addition, Seymour Gussack may be deemed to be the beneficial owner of the 5,000 Shares of common stock held by Realty Company, of which Seymour Gussack is a member.

            o 86,079 Shares of common stock (including 22,500 Shares purchasable upon the exercise of options that are currently exercisable or exercisable within 60 days of the date of this filing) are held by Joseph J.C. Hoo.

            o The right to receive 4,000 shares of General Bearing common stock are held by Thomas J. Uhlig. Such shares are not issued or outstanding on the date hereof.

            Each person became will become a Continuing Stockholder by executing an Exchange Agreement in which they will agree to exchange their Shares in General Bearing for shares in the Purchaser.

            Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of General Bearing or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

THE DEPOSITARY FOR THE OFFER IS:

American Stock Transfer and Trust Company

BY MAIL, OVERNIGHT DELIVERY, OR BY HAND:

Attention: Reorg Department
59 Maiden Lane
Plaza Level - Lobby
New York, NY 10038

FOR NOTICE OF GUARANTEED DELIVERY

BY FACSIMILE TRANSMISSION: (718) 234-5001

TO CONFIRM FACSIMILE TRANSMISSION ONLY:

(718) 921-8200

FOR TELEPHONE ASSISTANCE:

(800) 937-5449

            Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

            The Information Agent for the Offer is:

            The Altman Group, Inc.
            1275 Valley Brook Avenue
            Lyndhurst, NJ 07071
            (800) 317-8029 (call toll free)